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Exhibit 10.8

CREDIT AGREEMENT

Dated as of August 5, 2004

among

REFCO FINANCE HOLDINGS LLC,
as Borrower

NEW REFCO GROUP LTD., LLC,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer

THE OTHER LENDERS PARTY HERETO

BANC OF AMERICA SECURITIES LLC,
CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch,
and
DEUTSCHE BANK SECURITIES INC.,
as Co-Lead Arrangers and Joint Book Running Managers

CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch,
as Syndication Agent

and

DEUTSCHE BANK SECURITIES INC.,
as Documentation Agent

i

ii

iii

SIGNATURES

SCHEDULES

1.01A	Unrestricted Subsidiaries
2.01	Commitments
5.06	Litigation
5.08	Environmental Matters
5.11	Subsidiaries
5.17	Certain Matters Relating to Regulated Subsidiaries
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent's Office, Certain Addresses for Notices

EXHIBITS

Form of
A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F-1	Parent Guaranty
F-2	Subsidiary Guaranty
G	Security Agreement
H	Assumption Agreement

S-1

CREDIT AGREEMENT

        This CREDIT AGREEMENT ("Agreement") is entered into as of August 5, 2004, among REFCO FINANCE HOLDINGS LLC, a Delaware limited liability company (the "Company"), NEW REFCO GROUP LTD., LLC, a Delaware limited liability company ("Holdings"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), BANC OF AMERICA SECURITIES LLC, CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands branch, and DEUTSCHE BANK SECURITIES INC., as co-lead arrangers and joint book running managers, CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Syndication Agent, DEUTSCHE BANK SECURITIES INC., as Documentation Agent, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENTS

        Pursuant to the Purchase Agreement, THL Refco Acquisition Partners and certain of its Affiliates have agreed to acquire, directly or indirectly, a majority of the equity of Refco Group Ltd., LLC, a Delaware limited liability company (the "Target") from its members (the "Sellers").

        The Company was organized to consummate the Acquisition, and shall, concurrently with the consummation of the Acquisition, merge with and into the Target with the Target being the surviving entity to such merger (the "Merger") and being known by the name Refco Group Ltd., LLC.

        The Company has requested that (a) immediately prior to the consummation of the Acquisition, the Term Lenders make Term Loans to the Company in an aggregate principal amount of $800,000,000 to pay a portion of the cash consideration required to consummate the Acquisition and to pay fees and expenses incurred in connection with the Transaction and (b) from time to time, the Revolving Credit Lenders lend to the Borrower and the L/C Issuer issue Letters of Credit for the account of the Borrower under a $75,000,000 revolving credit facility for the Borrower and its Subsidiaries.

        The applicable Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

        In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

        Section 1.01.    Defined Terms.    As used in this Agreement, the following terms shall have the meanings set forth below:

          "1934 Act" means the Securities Exchange Act of 1934.

          "Acquisition" means the transactions contemplated by the Purchase Agreement, including without limitation the Merger, pursuant to which THL Refco Acquisition Partners and certain of its Affiliates will acquire for approximately $513,000,000 a majority of the equity of Holdings, pursuant to, and in accordance with, the Purchase Agreement.

          "Additional Term Loans" has the meaning specified in Section 2.14(a).

          "Additional Term Commitments Effective Date" has the meaning specified in Section 2.14(b).

          "Adjusted Consolidated Funded Indebtedness" means, on any day, the sum of (a) with respect to Consolidated Funded Indebtedness consisting of revolving borrowings, the average daily outstanding amount of such Consolidated Funded Indebtedness for the four fiscal quarters most recently ended on or prior to such day (or, if fewer than four full fiscal quarters have elapsed since the Closing Date, for the period commencing on the Closing Date and ending on the last day of the fiscal quarter most recently ended on or prior to such day) plus (b) with respect to all other Consolidated Funded Indebtedness, the outstanding amount thereof on such day.

          "Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

          "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

          "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

          "Agent-Related Persons" means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons.

          "Agents" means, collectively, the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agent and the Supplemental Administrative Agents (if any).

          "Aggregate Commitments" means the Commitments of all the Lenders.

          "Agreement" means this Credit Agreement.

          "Applicable Rate" means a percentage per annum equal to: (a) until the date that is six (6) months after the Closing Date, (i) for Eurodollar Rate Loans, 2.75%, (ii) for Base Rate Loans, 1.75%, (iii) for Letter of Credit fees, 2.75% and (iv) for commitment fees, 0.50% and (b) thereafter, the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

	Applicable Rate
		Term Loans		Revolving Loans
Pricing Level	Leverage Ratio	Eurodollar Rate	Base Rate	Eurodollar Rate and Letter of Credit Fees	Base Rate	Commitment Fee Rate
1	>5.00:1	2.75%	1.75%	2.75%	1.75%	0.50%
2	>4.50:1 but ≤5.00:1	2.75%	1.75%	2.50%	1.50%	0.50%
3	>4.00:1 but ≤4.50:1	2.75%	1.75%	2.00%	1.00%	0.50%
4	≤4.00:1	2.75%	1.75%	1.75%	0.75%	0.25%

  Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that at the option of the Administrative Agent or the Required Lenders, Pricing Level 1 shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

          "Appropriate Lender" means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

          "Approved Domestic Bank" has the meaning specified in clause (b) of the definition of "Cash Equivalents".

          "Approved Foreign Bank" has the meaning specified in clause (f) of the definition of "Cash Equivalents".

          "Approved Fund" means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

          "Arrangers" means Banc of America Securities LLC, Credit Suisse First Boston, acting through its Cayman Islands branch, and Deutsche Bank Securities Inc., each in its capacity as a co-lead arranger and joint book running manager of the Facilities.

          "Assignment and Assumption" means an Assignment and Assumption substantially in the form of Exhibit E.

          "Assumption Agreement" means the Assumption Agreement executed by the Target, substantially in the form of Exhibit H.

          "Attorney Costs" means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

          "Attributable Indebtedness" means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

          "Auto-Renewal Letter of Credit" has the meaning specified in Section 2.03(b)(iii).

          "Bank of America" means Bank of America, N.A. and its successors.

          "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

          "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

          "Borrower" means (a) prior to the consummation of the Merger, the Company and (b) on and after the consummation of the Merger, the Target, as the survivor of the Merger.

          "Borrower Materials" has the meaning specified in Section 6.02.

          "Borrower Parties" means the collective reference to the Borrower and its Restricted Subsidiaries, and "Borrower Party" means any one of them.

          "Borrowing" means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

          "Broker-Dealer Subsidiary" means any Subsidiary that is registered as a broker-dealer under the 1934 Act or any other Law requiring such registration.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located, and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits are conducted by and between banks in the London interbank eurodollar market.

          "Capital Expenditures" means, as of any date for the applicable period then ended, all capital expenditures of the Borrower Parties on a consolidated basis for such period, as determined in accordance with GAAP; provided that Capital Expenditures shall not include any such expenditures which constitute (a) a Permitted Acquisition, (b) capital expenditures relating to the construction or acquisition of any property which has been transferred to a Person other than the Borrower or a Restricted Subsidiary pursuant to a sale-leaseback transaction permitted under Section 7.05(f), (c) to the extent permitted by this Agreement, a reinvestment of the Net Cash Proceeds of any Disposition in accordance with Section 2.05(b)(ii), Casualty Event or Equity Issuance by any Consolidated Party, (d) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Restricted Subsidiaries within twelve (12) months of receipt of such proceeds, (e) interest capitalized during such period, (f) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Restricted Subsidiary thereof) and for which neither Holdings, the Borrower nor any Restricted Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), (g) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (h) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, or (i) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

          "Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases on a balance sheet of the lessee.

          "Cash Collateral" has the meaning specified in Section 2.03(g).

          "Cash Collateral Account" means a blocked, non-interest bearing deposit account at Bank of America (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

          "Cash Collateralize" has the meaning specified in Section 2.03(g).

          "Cash Equivalents" means any of the following types of Investments, to the extent owned by Holdings or any of its Restricted Subsidiaries:

            (a)   readily marketable obligations issued or directly and fully guaranteed or insured by the United States or, any state, commonwealth or territory of the United States or any agency or instrumentality thereof having maturities of not more than two (2) years from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

            (b)   time deposits with, or insured certificates of deposit or bankers' acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated at least "P 1" (or the then equivalent grade) by Moody's or at least "A 1" (or the then equivalent grade) by S&P, and (iii) has combined capital and surplus of at least $200,000,000 (any such bank being an "Approved Domestic Bank"), in each case with maturities of not more than three hundred and sixty (360) days from the date of acquisition thereof;

            (c)   commercial paper and variable or fixed rate notes issued by an Approved Domestic Bank (or by the parent company thereof) or any variable rate note issued by, or guaranteed by a domestic corporation rated "A 1" (or the equivalent thereof) or better by S&P or "P 1" (or the equivalent thereof) or better by Moody's, in each case with maturities of not more than three hundred and sixty (360) days from the date of acquisition thereof;

            (d)   repurchase agreements entered into (i) by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $200,000,000 for direct obligations issued by or fully guaranteed by the United States and (ii) among the Borrower and the Restricted Subsidiaries, in each case in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

            (e)   Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $200,000,000, and the portfolios of which are limited such that 95% of such investments are of the character, quality and maturity described in clauses (a), (b), (c), (d) and (f) of this definition;

            (f)    solely with respect to any Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least "A-1" or the equivalent thereof or from Moody's is at least "P-1" or the equivalent thereof (any such bank being an "Approved

    Foreign Bank") and maturing within twelve (12) months of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank; and at least 100% of the amount of the repurchase obligations; and

            (g)   Investments of the type set forth in Commodity Futures Trading Commission Regulation 1.25 and SEC Regulation 15c3-3(e).

          "Cash Management Obligations" has the meaning set forth in the Security Agreement.

          "Cash on Hand" means, on any day, the sum of the amount of cash and Cash Equivalents of the Borrower Parties or Holdings and its consolidated Subsidiaries, as applicable, as set forth on the balance sheet of the Borrower Parties or Holdings and its consolidated Subsidiaries, as applicable, on the last day of each calendar month ending during the four fiscal quarters most recently ended on or prior to such day, divided by twelve (12) (it being understood that such amount shall exclude in any event any cash and Cash Equivalents identified on such balance sheet as "segregated"); provided that, if fewer than four full fiscal quarters have elapsed since the Closing Date, Cash on Hand shall be determined as set forth above with reference to the period commencing on (and including) the Closing Date and ending on the last day of the fiscal quarter most recently ended on or prior to such day.

          "Casualty Event" means any event that gives rise to the receipt by Holdings, the Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

          "CEA" has the meaning specified in Section 5.17(b).

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

          "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

          "Change of Control" means the earlier to occur of (a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

                (i)  any time prior to the consummation of a Qualifying IPO, and for any reason whatever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of managers of Holdings or (B) the Permitted Holders own, directly or indirectly, of record and beneficially an amount of membership interests of Holdings equal to more than fifty percent (50%) of the amount of membership interests of Holdings owned, directly or indirectly, by the Permitted Holders of record and beneficially as of the Closing Date and such ownership by the Permitted Holders represents the largest single block of voting securities of Holdings held by any Person or related group for purposes of Section 13(d) of the 1934 Act; or

               (ii)  at any time after the consummation of a Qualifying IPO, and for any reason whatsoever, (A) no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the 1934 Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, shall become the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the shares outstanding of the Qualifying IPO Issuer and (y) the percentage of the then outstanding voting stock of the Qualifying IPO Issuer owned, directly or indirectly, beneficially by the Permitted Holders, and (B) during any period of twelve (12) consecutive months, the board of directors of the Qualifying IPO Issuer shall consist of a majority of the Continuing Directors; or

            (b)   any "Change of Control" (or any comparable term) in any document pertaining to any Junior Financing with an aggregate outstanding principal amount in excess of the Threshold Amount; or

            (c)   at any time prior to a Qualifying IPO of the Borrower, the Borrower ceasing to be a directly or indirectly wholly owned Subsidiary of Holdings.

          "Class" (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders or Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments or Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans or Term Loans.

          "Class B Equity Interests" means the Class B membership interests, or comparable Equity Interests, that are issued from time to time by Refco Securities, LLC or any other Restricted Subsidiary, in the ordinary course of their respective businesses and held by employees of Refco Securities, LLC or such other Restricted Subsidiary (in each case, other than any Affiliates of the Borrower, except to the extent any such Affiliate is an employee) who conduct trading activities in designated proprietary trading accounts established on the books and records of Refco Securities, LLC or such other Restricted Subsidiary, as applicable.

          "Closing Date" means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

          "Closing Date Forecasts" has the meaning specified in Section 4.01(g).

          "Code" means the U.S. Internal Revenue Code of 1986.

          "Collateral" means all of the "Collateral" referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

          "Collateral Documents" means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, including collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.12.

          "Commitment" means a Term Commitment or a Revolving Credit Commitment, as the context may require.

          "Committed Loan Notice" means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

          "Commodity Exchange Act" means the Commodity Exchange Act, 7 U.S.C. § 1, et seq.

          "Company" has the meaning specified in the introductory paragraph to this Agreement.

          "Compensation Period" has the meaning specified in Section 2.12(b)(ii).

          "Compliance Certificate" means a certificate substantially in the form of Exhibit D.

          "Consolidated Cash Taxes" means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the aggregate of all income, franchise and similar taxes, as determined in accordance with GAAP, to the extent the same are payable in cash with respect to such period.

          "Consolidated EBITDA" means, as of any date for the applicable period ending on such date with respect to any Person and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication,

                (i)  Refco Interest Expense with respect to Consolidated Funded Indebtedness,

               (ii)  income, franchise and similar taxes and any tax distributions permitted to be made pursuant to Section 7.06(h)(i) and Section 7.06(h)(ii),

              (iii)  depreciation and amortization expense,

              (iv)  letter of credit fees,

               (v)  non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options to employees of Holdings, the Borrower or any of their respective Subsidiaries pursuant to a written plan or agreement or the treatment of such options under variable plan accounting,

              (vi)  all extraordinary charges,

             (vii)  non-cash amortization of financing costs of such Person and its Subsidiaries,

            (viii)  cash expenses incurred in connection with the Transaction or, to the extent permitted hereunder, any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (in each case, whether or not consummated),

              (ix)  any losses realized upon the disposition of property or assets outside of the ordinary course of business,

               (x)  to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition,

              (xi)  to the extent covered by insurance, expenses with respect to liability or casualty events or business interruption,

             (xii)  management fees permitted under Section 7.08(d),

            (xiii)  any non-cash purchase accounting adjustment and any step-ups with respect to re-valuing assets and liabilities in connection with the Transaction or any Investment permitted under Section 7.02,

            (xiv)  non-cash losses from Joint Ventures and non-cash minority interest reductions,

             (xv)  fees and expenses in connection with exchanges or refinancings permitted by Section 7.14,

            (xvi)  (A) non-cash, non-recurring charges with respect to employee severance, (B) other non-cash, non-recurring charges so long as such charges described in this clause (B) do not result in a cash charge in a future period, and (C) cash charges so long as such charges described in this clause (C) do not exceed (1) $25,000,000 in the aggregate during the term of this Agreement or (2) $15,000,000 during any fiscal year,

            (xvii) other expenses of such Person and its Subsidiaries reducing Consolidated Net Income which do not represent a cash item in such period or any future period,

            (xviii) fines, penalties, settlement payments or judgment payments with respect to (A) the Tradewinds litigation or (B) the SEC and/or the United States attorneys' investigation of the sale of stock of Sedona Corporation, to the extent that (x) the payments described in clauses (A) and (B) do not exceed $10,000,000 in the aggregate and are made on or prior to the first anniversary of the Closing Date or (y) the Borrower is indemnified for the payments described in clauses (A) and (B) pursuant to arrangements reasonably satisfactory to the Administrative Agent, and

            (xix) with respect to the calculation of any covenant set forth in Section 7.11 for any applicable period, the Net Cash Proceeds of any Permitted Equity Issuance to the Equity Investors in an amount equal to the amount necessary to ensure that the Borrower is in compliance with the covenants set forth in Section 7.11 for such period, solely to the extent that such Net Cash Proceeds (A) are actually received by the Borrower (including through capital contribution of such Net Cash Proceeds by Holdings to the Borrower) no later than twenty (20) Business Days after the date of delivery of such Compliance Certificate and (B) are Not Otherwise Applied; provided that any infusion of equity pursuant to a Notice of Intent to Make an Equity Infusion shall not be made more than twice in any twelve (12)-month period; it being understood that this clause (xix) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11 (including for purposes of the definition of "Pro Forma Basis"); minus

          (c)   an amount which, in the determination of Consolidated Net Income, has been included for

            (i)    (A) non-cash income during such period (other than with respect to cash actually received) and (B) all extraordinary gains, and

            (ii)   any gains realized upon the disposition of property outside of the ordinary course of business, plus/minus

          (d)   unrealized losses/gains in respect of Refco Swap Contracts, all as determined in accordance with GAAP;

  provided that (x) notwithstanding any other provision to the contrary contained in this Agreement, for purposes of any calculation made under the financial covenants set forth in Section 7.11 (including for purposes of the definition of "Pro Forma Basis", but excluding for purposes of the definition of "Applicable Rate"), to the extent the receipt of any Net Cash Proceeds of any Permitted Equity Issuance are an effective addition to Consolidated EBITDA as contemplated by, and in accordance with, the provisions of clause (b)(xix) above and, as a result thereof, any Event of Default of the covenants set forth in Section 7.11 shall have been cured for any applicable period, such cure shall be deemed to be effective as of the last day of such applicable period, and (y) "Consolidated EBITDA" with respect to the Borrower and its Subsidiaries for the fiscal quarter ended February 29, 2004 shall be $65,000,000 and for the fiscal quarter ended May 31, 2004 shall be $78,000,000.

          "Consolidated Funded Indebtedness" means, with respect to any Person and its Subsidiaries on a consolidated basis, without duplication,

            (a)   all obligations of such Person for borrowed money,

            (b)   all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

            (c)   all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than accrued expenses and trade debt incurred in the ordinary course of business) which would appear in the liabilities section of the balance sheet of such Person (but excluding any earn-outs to the extent (i) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (ii) amounts to be applied to the payment thereof are in escrow),

            (d)   all Consolidated Funded Indebtedness of others secured by any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed,

            (e)   all Guarantees of such Person with respect to Consolidated Funded Indebtedness of another Person,

            (f)    the implied principal component of all obligations of such Person under Capitalized Leases,

            (g)   all drafts drawn (to the extent unreimbursed) under standby letters of credit issued or bankers' acceptances facilities created for the account of such Person,

            (h)   unless the holder thereof is a Loan Party or, if the issuer thereof is a Subsidiary of Holdings which is not a Loan Party, any other Subsidiary of Holdings, all Disqualified Equity Interests convertible into Indebtedness and issued by such Person from and after the date on which they are so converted, and

            (i)    the Consolidated Funded Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Consolidated Funded Indebtedness is recourse to such Person.

  Notwithstanding any other provision of this Agreement to the contrary, (i) the term "Consolidated Funded Indebtedness" shall not be deemed to include (A) GP Obligations, (B) any Customer Financings, (C) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of the applicable Person, (D) any earn-out obligation that appears in the liabilities section of the balance sheet of the applicable Person to the extent (1) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (2) amounts to be applied to the payment thereof are in escrow, (E) any deferred compensation arrangements or (F) any non compete or consulting obligations incurred in connection with Permitted Acquisitions and (ii) the amount of Consolidated Funded Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount or the fair market value of such identified asset, as the case may be.

          "Consolidated Interest Charges" means, as of any date for the applicable period ending on such date with respect to any Person and its Subsidiaries on a consolidated basis, the amount payable in cash with respect to such period in respect of (a) Refco Interest Expense with respect to Consolidated Funded Indebtedness (including the interest component under Capitalized Leases, but excluding, to the extent included in interest expense, (i) fees and expenses associated with the consummation of the Transaction, (ii) annual agency fees paid to the Administrative Agent, (iii) costs associated with obtaining Refco Swap Contracts, (iv) fees and expenses associated with any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated), and (v) pay-in-kind interest expense or other noncash interest expense (including as a result of the effects of purchase accounting), minus (b) interest income with respect to Cash on Hand of such Person and its Subsidiaries earned during such period and (i) set forth in a line item on the income statement of such Person for such period or in a footnote to such income statement or (ii) with respect to which such Person has provided supporting evidence reasonably satisfactory to the Administrative Agent, in each case as determined in accordance with GAAP.

          "Consolidated Net Income" means, as of any date for the applicable period ending on such date with respect to any Person and its Subsidiaries on a consolidated basis, (a) net income (excluding, without duplication, (i) extraordinary items and (ii) any amounts attributable to Investments in any Joint Venture to the extent that (A) such amounts were not earned by such Joint Venture during the applicable period, (B) there exists any legal or contractual encumbrance or restriction on the ability of such Joint Venture to pay dividends or make any other distributions in cash on the Equity Interests of such Joint Venture held by such Person and its Subsidiaries, but only to the extent so encumbered or restricted or (C) such Person does not have the right to receive or the ability to cause to be distributed its pro rata share of all earnings of such Joint Venture) as determined in accordance with GAAP plus (b) to the extent not included in clause (a), the portion of the net income of Forex Capital Markets LLC allocable to such Person or its Subsidiaries (calculated on the basis of the equity ownership interest of such Person or its Subsidiaries therein); provided that Consolidated Net Income for any such period shall not include (w) the cumulative effect of a change in accounting principles during such period, (x) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, (y) any non-cash charges resulting from mark-to-market accounting relating to Equity Interests and (z) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142—Goodwill and Other Intangibles and No. 144—Accounting for the Impairment or Disposal of Long-Lived Assets and the amortization of intangibles including arising pursuant to Statement of Financial Accounting Standards No. 141—Business Combinations.

          "Consolidated Parties" means the collective reference to Holdings, the Borrower and its Restricted Subsidiaries, and "Consolidated Party" means any one of them.

          "Consolidated Scheduled Funded Debt Payments" means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness made during such period (including the implied principal component of payments made on Capitalized Leases during such period) as determined in accordance with GAAP.

          "Continuing Directors" shall mean the directors (or managers) of Holdings on the Closing Date, after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director (or manager), if, in each case, such other directors' nomination for election to the board of directors (or board of managers) of Holdings (or the Qualifying IPO Issuer after a Qualifying IPO) is recommended by a majority of the then Continuing Directors or such other director (or manager) receives the vote of the Permitted Holders in his or her election by the stockholders (or managers) of Holdings (or the Qualifying IPO Issuer after a Qualifying IPO).

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "Control" has the meaning specified in the definition of "Affiliate."

          "Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

          "Current Assets" means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP.

          "Customer Financings" means (a) short-term Indebtedness (including without limitation Indebtedness under Swap Contracts) that is incurred in the ordinary course of business and (i) is incurred by any Restricted Subsidiary in conjunction with its customer financing business, (ii) is incurred by any Regulated Subsidiary for the purpose of offsetting customer positions or financing customer margined inventory, acquired or cleared or financed in conjunction with customer brokerage activities and is secured by a Lien on the assets being financed, (iii) is incurred by any Regulated Subsidiary and consists of obligations under letters of credit posted to support clearinghouse guarantees issued in the ordinary course of business, or (iv) constitutes customer financing entered into by any Regulated Subsidiary; provided that, after giving effect to the incurrence of any such Indebtedness, such Person's Regulatory Net Capital is in compliance with all applicable rules and regulations governing such Person and the conduct of its business, and (b) Guarantees by Holdings or the Borrower of any short-term Indebtedness described in clause (a).

          "Debt Issuance" means the issuance by any Person and its Subsidiaries of any Indebtedness for borrowed money.

          "Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

          "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

          "Default Rate" means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

          "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

          "Designated Regulated Subsidiary" means each Regulated Subsidiary (a) the consolidated revenues of which equal or exceed 5% of the revenues of the Borrower Parties, on a consolidated basis, (b) the consolidated net income of which equals or exceeds 5% of the revenues of the Borrower Parties, on a consolidated basis or (c) the consolidated assets of which equal or exceed 5% of the assets of the Borrower Parties, on a consolidated basis, in each case determined on the basis of the consolidated financial statements most recently delivered pursuant to Section 4.01(g), Section 6.01(a) or Section 6.01(b).

          "Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any sale of Equity Interests, but excluding any issuance by such Person of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

          "Disqualified Equity Interests" means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date (determined in accordance with clause (b)(i) of the definition thereof) of the Term Loans.

          "Documentation Agent" means Deutsche Bank Securities Inc., as documentation agent under this Agreement.

          "Dollar" and "$" mean lawful money of the United States.

          "Domestic Subsidiary" means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

          "Early Warning Threshold" means, (a) with respect to any Regulated Subsidiary subject to regulation by the SEC, those circumstances set forth in Rule 17a-11(b) promulgated under the 1934 Act pursuant to which a broker-dealer is required to give an "early warning" notice of capital related problems to the SEC, (b) with respect to any Regulated Subsidiary subject to regulation by the Commodity Futures Trading Commission, those circumstances set forth in 17 C.F.R. Sections 1.12 and 1.17 pursuant to which a futures commission merchant is required to give an "early warning" notice of capital related problems to the Commodity Futures Trading Commission, and (c) with respect to any Regulated Subsidiary not covered by clauses (a) or (b) above, any provisions arising under applicable law or regulation similar in nature to those enumerated in clauses (a) and (b) above.

          "Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the L/C Issuer and the Swing Line Lender, and (iii) unless an Event of Default has occurred and is continuing under Section 8.01(a) or 8.01(f), the Borrower (each such approval not to be unreasonably withheld or delayed).

          "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

          "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

          "Equity Interests" means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

          "Equity Investors" means the Sponsor and the Management Shareholders.

          "Equity Issuance" means any issuance for cash by any Person and its Subsidiaries to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests. A Disposition shall not be deemed to be an Equity Issuance.

          "ERISA" means the Employee Retirement Income Security Act of 1974.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums not yet due or premiums due but not yet delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

          "Eurodollar Rate" means, for any Interest Period with respect to any Eurodollar Rate Loan:

            (a)   the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

            (b)   if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

            (c)   if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by

    Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

          "Eurodollar Rate Loan" means a Loan that bears interest at a rate based on the Eurodollar Rate.

          "Event of Default" has the meaning specified in Section 8.01.

          "Excess Cash Flow" means, with respect to any fiscal period of the Borrower Parties on a consolidated basis, an amount equal to (a) Consolidated EBITDA of the Borrower Parties for such period minus (b) without duplication,

            (i)    Capital Expenditures to the extent not financed with the proceeds of long-term Indebtedness other than the Obligations,

            (ii)   Consolidated Interest Charges,

            (iii)  Consolidated Cash Taxes, including cash payments for Federal, state and other income tax liabilities incurred prior to the Closing Date,

            (iv)  Consolidated Scheduled Funded Debt Payments,

            (v)   Restricted Payments made by the Borrower Parties to the extent that such Restricted Payments are permitted to be made under Section 7.06(h),

            (vi)  voluntary prepayments of any Indebtedness; provided that (A) such prepayments are otherwise permitted hereunder and (B) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment,

            (vii) letter of credit fees and annual agency fees,

            (viii) proceeds received by the Borrower Parties from insurance claims with respect to casualty events, business interruption or product recalls which reimburse prior business expenses,

            (ix)  all extraordinary cash charges,

            (x)   cash payments made in satisfaction of non current liabilities,

            (xi)  cash fees and expenses incurred in connection with the Transaction and not paid with the proceeds of the Loans or the Senior Subordinated Notes or, to the extent permitted hereunder, any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated),

            (xii) fees and expenses in connection with exchanges or refinancings permitted by Section 7.14,

            (xiii) cash indemnity payments received pursuant to indemnification provisions in any agreement in connection with the Acquisition, any Permitted Acquisition or any other Investment permitted hereunder (or in any similar agreement related to any other acquisition consummated prior to the Closing Date),

            (xiv) non-recurring cash charges to the extent included in determining Consolidated EBITDA,

            (xv) expenses incurred in connection with deferred compensation arrangements in connection with the Transaction,

            (xvi) management fees permitted to be made under Section 7.08(d),

            (xvii) cash from operations used to consummate a Permitted Acquisition,

            (xviii) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, losses from discontinued operations for such period,

            (xix) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, Net Cash Proceeds of Permitted Equity Issuances,

            (xx) cash expenditures made in respect of Refco Swap Contracts during such fiscal year, and

            (xxi) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith, and

            (xxii) increases in the regulatory capital of each Regulated Subsidiary, which shall be calculated by reference to the increase in the segregated funds of such Regulated Subsidiary during such fiscal period times 125% of the applicable Early Warning Threshhold applicable to such Regulated Subsidiary, plus (c) decreases in the regulatory capital of each Regulated Subsidiary, which shall be calculated by reference to the decrease in the segregated funds of such Regulated Subsidiary during such fiscal period times 125% of the applicable Early Warning Threshhold applicable to such Regulated Subsidiary.

  Notwithstanding the foregoing, "Excess Cash Flow" shall not include decreases in regulatory capital of any Regulated Subsidiary to the extent such decreases would cause regulatory capital to fall below the minimum dollar threshold promulgated by any Regulatory Supervising Organization for such Regulated Subsidiary to conduct business.

          "Excluded Consideration" means consideration consisting of (a) any Equity Interests (other than Disqualified Equity Interests) of Holdings issued to the seller of the Equity Interests, property or assets acquired in an Investment permitted under Section 7.02(i), or (m), and (b) consideration in an amount equal to the sum of (i) the Net Cash Proceeds of (A) Indebtedness under the Second Lien Facility incurred in reliance on Section 7.03(a)(i)(A), (B) any Permitted Holdco Debt, (C) any Permitted Equity Issuance consummated subsequent to the Closing Date, (D) any Disposition by Holdings, the Borrower or any of its Restricted Subsidiaries of the type described in Section 7.05(a), (c), (f), (i), (j), (k) and (m), (E) any Casualty Event that occurs subsequent to the Closing Date and (F) the incurrence or issuance of any Permitted Subordinated Indebtedness permitted by Section 7.03(a)(iii) plus (ii) the amount of Excess Cash Flow for any fiscal year (commencing with the fiscal year ended February 28, 2005, which fiscal year shall be for the period from the Closing Date through February 28, 2005), but only to the extent the amounts described in clauses (a) and (b) above are Not Otherwise Applied.

          "Facility" means the Term Loans, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

          "FCM Subsidiary" means any Subsidiary that is registered as a futures commission merchant under the Commodity Exchange Act.

          "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

          "Fee Letter" means the letter agreement, dated June 8, 2004, among the Borrower, the Arrangers, Bank of America, N.A., Credit Suisse First Boston, acting through its Cayman Islands Branch, and Deutsche Bank Trust Company Americas.

          "FICC" means the Fixed Income Clearing Corporation.

          "Finance Co." means Refco Finance Inc., a Delaware corporation and a co-issuer of the Senior Subordinated Notes.

          "Foreign Lender" has the meaning specified in Section 10.15(a)(i).

          "Foreign Subsidiary" means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

          "FRB" means the Board of Governors of the Federal Reserve System of the United States.

          "Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit.

          "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "GP Obligations" means obligations of a Person or any of its Restricted Subsidiaries with respect to Indebtedness of the type described in the definition of "Customer Financings" of limited partnerships or similar passive collective investment entities that trade derivatives and in which such Person or its Restricted Subsidiaries serves as general partner (or has a similar status) in the ordinary course of such Person or its Restricted Subsidiaries' brokerage or asset management business and which have arisen solely as a result of such Person's or its Restricted Subsidiaries' role as general partner (or similar status) of such entities.

          "Granting Lender" has the meaning specified in Section 10.07(g).

          "Guarantee" means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term "Guarantee" shall not include indorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

          "Guarantors" means, collectively, Holdings and each Restricted Subsidiary of the Borrower that is a Domestic Subsidiary on the date hereof (other than (a) a Regulated Subsidiary and (b) Finance Co., except as provided by Section 6.12(a)(i)(A)) and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty agreement supplement pursuant to Section 6.12(a).

          "Guaranty" means, collectively, the Parent Guaranty and the Subsidiary Guaranty.

          "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          "Hedge Bank" means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Secured Hedge Agreement.

          "Historical Financial Statements" has the meaning specified in Section 4.01(g).

          "Holdings" has the meaning specified in the introductory paragraph to this Agreement.

          "Holdings Consolidated Leverage Ratio" means, with respect to the Consolidated Parties on a consolidated basis, as of the end of any fiscal quarter of Holdings for the four (4) fiscal quarter period ending on such date, the ratio of (a) Adjusted Consolidated Funded Indebtedness (net of Cash on Hand) of the Consolidated Parties on the last day of such period to (b) Consolidated EBITDA of the Consolidated Parties for such period.

          "Honor Date" has the meaning specified in Section 2.03(c)(i).

          "ICC" has the meaning specified in Section 2.03(h).

          "Income Tax Liabilities" means an amount determined by multiplying (a)(i) all taxable income and gains of the Borrower and its Subsidiaries for such taxable year (the "Taxable Amount") minus (ii) an amount (not to exceed the Taxable Amount for such taxable year) equal to all losses of Borrower and its Subsidiaries in any of the three (3) prior taxable years that have not been previously subtracted pursuant to this clause (ii) from the Taxable Amount for any prior year by (b) forty-two percent (42%) or, if there is a change in applicable federal, state or local tax rates, such other rate as the Borrower determines in good faith to be a reasonable approximation of the effective combined, federal, state and local taxation rates generally payable by its direct or indirect owners with respect to the income and gains of the Borrower and its Subsidiaries.

          "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

            (a)   all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

            (b)   the maximum amount of all letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

            (c)   net obligations of such Person under any Refco Swap Contract;

            (d)   all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person, and (iii) any earn-out obligation that appears in the liabilities section of the balance sheet of such Person, to the extent (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment therefore are in escrow);

            (e)   indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

            (f)    all Attributable Indebtedness;

            (g)   all obligations of such Person in respect of Disqualified Equity Interests; and

            (h)   all Guarantees of such Person in respect of any of the foregoing paragraphs.

          For all purposes hereof, (i) subject to clause (ii) of this sentence, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person, and (ii) "Indebtedness" shall not include GP Obligations. The amount of any net obligation under any Refco Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

          "Indemnified Liabilities" has the meaning set forth in Section 10.05.

          "Indemnitees" has the meaning set forth in Section 10.05.

          "Information" has the meaning specified in Section 10.08.

          "Intellectual Property Security Agreement" means, collectively, the Copyright Security Agreement, the Trademark Security Agreement and the Patent Security Agreement, substantially in the forms attached to the Security Agreement together with each other intellectual property security agreement executed and delivered pursuant to Section 6.12 or the Security Agreement.

          "Interest Coverage Ratio" means, with respect to the Borrower Parties on a consolidated basis, as of the end of any fiscal quarter of the Borrower for the four (4) fiscal quarter period ending on such date with respect to the Borrower Parties on a consolidated basis, the ratio of (a) Consolidated EBITDA of the Borrower Parties for such period to (b) Consolidated Interest Charges of the Borrower Parties for such period; provided that for the purpose of calculating the Interest Coverage Ratio on any day prior to the expiration of four full fiscal quarters since the Closing Date, Consolidated Interest Charges shall be determined for the period commencing on the Closing Date and ending on the last day of the most recently ended fiscal quarter, annualized on a simple arithmetic basis.

          "Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each February, May, August and November and the Maturity Date of the Facility under which such Loan was made.

          "Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent available to all Lenders, nine or twelve months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

            (a)   any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

            (b)   any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

            (c)   no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

          "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of "Indebtedness" set forth in this Section 1.01 in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

          "IP Rights" has the meaning set forth in Section 5.14.

          "IRS" means the United States Internal Revenue Service.

          "Joint Venture" means (a) any Person which would constitute an "equity method investee" of the Borrower or any of its Subsidiaries, (b) any other Person designated by the Borrower in writing to the Administrative Agent (which designation shall be irrevocable) as a "Joint Venture" for purposes of this Credit Agreement and at least 50% but less than 100% of whose Equity Interests are directly owned by the Borrower or any of its Subsidiaries, and (c) any Person in whom the Borrower or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

          "Junior Financing" has the meaning specified in Section 7.14.

          "Junior Financing Documentation" means (a) the Second Lien Facility Documents, and (b) any documentation governing any other Junior Financing.

          "Laws" means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law. For purposes of the definition of "Regulatory Net Capital" and Sections 5.17, 6.02(e) and 6.15, "Laws" shall include any rule or interpretation of a Regulatory Supervising Organization.

          "L/C Advance" means, with respect to each Revolving Credit Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

          "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

          "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

          "L/C Issuer" means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

          "L/C Obligations" means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

          "Lender" has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

          "Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

          "Letter of Credit" means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

          "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

          "Letter of Credit Expiration Date" means the day that is five (5) days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

          "Letter of Credit Sublimit" means an amount equal to $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

          "Leverage Ratio" means, with respect to the Borrower Parties on a consolidated basis, as of the end of any fiscal quarter of the Borrower for the four (4) fiscal quarter period ending on such date, the ratio of (a) the sum, without duplication, of Adjusted Consolidated Funded Indebtedness (net of Cash on Hand) of the Borrower Parties, in each case on the last day of such period to (b) Consolidated EBITDA of the Borrower Parties for such period.

          "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

          "Loan" means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

          "Loan Documents" means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Letter of Credit Application and (g) the Assumption Agreement.

          "Loan Parties" means, collectively, the Borrower and each Guarantor.

          "Management Shareholders" means Phillip Bennett and certain other members of management of the Borrower or its Subsidiaries who are investors, directly or indirectly, in Holdings.

          "Mandatory Prepayment Net Capital Deficiency" occurs if, after giving effect to the remittance to the Borrower of any amount by any Regulated Subsidiary, such Regulated Subsidiary's Regulatory Net Capital is less than 125% of the highest Early Warning Threshold applicable thereto.

          "Master Agreement" has the meaning specified in the definition of "Swap Contract."

          "Material Adverse Effect" means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent), results of operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (b) an adverse effect on the rights and remedies of the Lenders under the Loan Documents.

          "Material Real Property" means fee owned real property with a value in excess of $2,000,000.

          "Maturity Date" means (a) with respect to the Revolving Credit Facility, the earlier of (i) August 5, 2010 and (ii) the date of termination in whole of the Revolving Credit Commitments, the Letter of Credit Commitments, and the Swing Line Commitments pursuant to Section 2.06(a) or 8.02, (b) with respect to the Term Loans, the earlier of (i) August 5, 2011 and (ii) the date of acceleration of the Term Loans pursuant to Section 8.02.

          "Maximum Rate" has the meaning specified in Section 10.10.

          "Merger" has the meaning specified in the Preliminary Statements.

          "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

          "Mortgage" means, collectively, each mortgage executed and delivered pursuant to Section 6.12.

          "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

          "NASD" means The National Association of Securities Dealers, Inc., or any Person succeeding to any of its principal functions.

          "Net Cash Proceeds" means:

            (a)   with respect to the Disposition of any asset by Holdings or any of its Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of Holdings or any of its Subsidiaries) over (ii) the sum of (A) (1) if such Disposition or Casualty Event is effected by or is with respect to a Loan Party, the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents) and (2) otherwise, the principal amount of any Indebtedness permitted under this Agreement which is repaid with such proceeds, so long as the principal amount of such Indebtedness repaid with such proceeds does not exceed $50,000,000 during the term of this Agreement, (B) the out-of-pocket expenses (including, without limitation, attorneys' fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Holdings or such Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be payable by Holdings, the Borrower or any of the direct or indirect members thereof and attributable to such Disposition (including, in respect of any proceeds received in connection with a Disposition or Casualty Event of any asset of any Foreign Subsidiary, deductions in respect of withholding taxes that are or would be payable in cash if such funds were repatriated to the United States), and (D) any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) any liabilities associated with such asset or assets and retained by the Borrower or any of its Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and it being understood that "Net Cash Proceeds" shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Borrower or any of its Subsidiaries in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) of the preceding sentence or, if such liabilities have not been satisfied in cash and such reserve not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve; provided that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such proceeds shall exceed $5,000,000 and (y) no proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $15,000,000 (and thereafter only proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)).

            (b)   with respect to the issuance of any Equity Interest by Holdings or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance over (ii) all taxes (including, in respect of any proceeds received in connection with the issuance of Equity Interests of any Foreign Subsidiary, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States) and fees (including investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses) incurred by Holdings or such Subsidiary (or, in the case of taxes, any member thereof) in connection with such issuance; and

            (c)   with respect to the incurrence or issuance of any Indebtedness by Holdings or any of its Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such sale over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by Holdings or such Subsidiary (or, in the case of taxes, any member thereof) in connection with such incurrence or issuance and, in the case of Indebtedness of any Foreign Subsidiary, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States.

          "NFA" has the meaning specified in Section 5.17(b).

          "Non-Consenting Lender" has the meaning specified in Section 3.07(d).

          "Nonrenewal Notice Date" has the meaning specified in Section 2.03(b)(iii).

          "Note" means a Term Note or a Revolving Credit Note, as the context may require.

          "Notice of Intent to Make an Equity Infusion" has the meaning specified in Section 6.02(b).

          "Not Otherwise Applied" means, with reference to any amount of Net Cash Proceeds of any transaction or event or of Excess Cash Flow, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.05(b), (b) was not previously included in a calculation of "Consolidated EBITDA" pursuant to clause (b)(xix) of the definition thereof and (c) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount.

          "NPL" means the National Priorities List under CERCLA.

          "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

          "Opt-Out Option" has the meaning specified in Section 2.05(b)(viii)

          "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

          "Other Taxes" has the meaning specified in Section 3.01(b).

          "Outstanding Amount" means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Borrowings as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

          "Parent Guaranty" means the Parent Guaranty made by Holdings in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F-1.

          "Participant" has the meaning specified in Section 10.07(d).

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

          "Permitted Acquisition" has the meaning specified in Section 7.02(i).

          "Permitted Encumbrances" has the meaning specified in the Mortgages.

          "Permitted Equity Issuance" means any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of Holdings (and, after a Qualifying IPO, of the Borrower) to the extent (a) permitted hereunder and (b) the Net Cash Proceeds of which are not required to be applied to the prepayment of the Loans pursuant to Section 2.05(b).

          "Permitted Holdco Debt" has the meaning specified in Section 7.03(c)(iii).

          "Permitted Holders" means the Sponsor and the Management Shareholders.

          "Permitted Refinancing" means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 7.03, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole, (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed or extended Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole, (e) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended, and such new or additional obligors as are or become Loan Parties in accordance with Section 6.12 and with respect to subordinated Indebtedness the obligations of such obligors shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in documentation governing the Indebtedness, taken as a whole and (f) at the time thereof, no Event of Default shall have occurred and be continuing.

          "Permitted Subordinated Indebtedness" means any unsecured Indebtedness of the Borrower that (a) is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions no less favorable to the Lenders than the terms and conditions set forth in the Senior Subordinated Notes Indenture, (b) is not scheduled to mature prior to the date that is ninety-one (91) days after the scheduled Maturity Date of the Term Facility, (c) has no scheduled amortization or payments of principal prior to the scheduled Maturity Date of the Term Facility, and (d) has covenant, default and remedy provisions no more restrictive, or mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope, taken as a whole, than those set forth in the Senior Subordinated Notes Indenture.

          "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) maintained or sponsored by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

          "Platform" has the meaning specified in Section 6.02.

          "Pledged Debt" has the meaning specified in the Security Agreement.

          "Pledged Equity" has the meaning specified in the Security Agreement.

          "Pro Forma Basis", "Pro Forma Compliance" and "Pro Forma Effect" means, for purposes of calculating compliance with each of the financial covenants set forth in Section 7.11 in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, in the case of a Permitted Acquisition or Investment described in the definition of "Specified Transaction", shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the

  Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied to the financial covenants set forth in Section 7.11 solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Restricted Subsidiaries and (z) factually supportable.

          "Pro Rata Share" means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

          "Public Lender" has the meaning specified in Section 6.02.

          "Purchase Agreement" means the Equity Purchase and Merger Agreement dated as of June 8, 2004, among Refco Group Ltd., LLC, Refco Group Holdings, Inc., THL Refco Acquisition Partners and Refco Merger LLC, as amended by First Amendment to Equity Purchase and Merger Agreement dated as of July 9, 2004, and as further modified from time to time in accordance with Section 7.15.

          "Purchase Documentation" means the Purchase Agreement and all documentation required to be delivered thereunder or related thereto (including without limitation shareholder arrangements).

          "Qualifying IPO" means the issuance by the Qualifying IPO Issuer of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 (whether alone or in connection with a secondary public offering).

          "Qualifying IPO Issuer" means, Holdings, the Borrower or a corporation which owns, directly or indirectly, 100% of the outstanding equity interests of Holdings or the Borrower.

          "RCML" means Refco Capital Markets, Ltd., a Bermuda corporation, and any legal successor in interest thereto.

          "Refco Interest Expense" means, as of any date for the applicable period ending on such date with respect to any Person and its Subsidiaries on a consolidated basis, the total interest expense for such period with respect to Indebtedness identified as "long term debt" on the consolidated balance sheet of such Person (it being understood that such long term debt (a) shall include the short term portion of any long term debt and any outstanding revolving borrowings and (b) shall not include any Customer Financings).

          "Refco Swap Contract" means any Swap Contract entered into by the Borrower or any of its Restricted Subsidiaries for purposes of hedging against fluctuations in interest rates or foreign currency exchange rates with respect to the assets and liabilities reflected on the balance sheet of the Borrower and its Subsidiaries (or which would be so reflected if such balance sheet were prepared at any relevant date) and have not been incurred by such Person on behalf of customers or in order to finance the carrying of securities or investment positions.

          "Register" has the meaning set forth in Section 10.07(c).

          "Regulated Equity Collateral" means any Collateral consisting of Equity Interests in any Regulated Subsidiary.

          "Regulated Subsidiary" means any Subsidiary of the Borrower so long as such Subsidiary is (a) a Broker-Dealer Subsidiary, (b) an FCM Subsidiary, (c) a Foreign Subsidiary subject to regulation as a futures commission merchant or broker (or the equivalent thereof) under applicable Laws, (d) otherwise subject to regulation by any Governmental Authority and for which the incurrence of Indebtedness (including Guarantees) or the granting of Liens with respect to its assets would be prohibited or restricted or would result in a negative impact on any minimum capital or similar requirement applicable to it or (e) subject to regulation by any Regulatory Supervising Organization.

          "Regulatory Net Capital" means, for each Regulated Subsidiary, the Regulatory Total Capital adjusted by amounts and calculations that are specified in the applicable Laws of the applicable Regulatory Supervising Organizations.

          "Regulatory Supervising Organization" means any of, (a) the Commodity Futures Trading Commission, (b) the National Futures Association, (c) the SEC, (d) the National Association of Securities Dealers, or (e) any governmental or regulatory organization, exchange, clearing house or financial regulatory authority of which a Regulated Subsidiary is a member or to whose rules it is subject.

          "Regulatory Total Capital" means, for each Regulated Subsidiary, the amount of capital (including subordinated debt which is characterized as equity for regulatory reporting purposes) as calculated pursuant to the rules of, and reported from time to time to, the applicable Regulatory Supervising Organization.

          "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

          "Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

          "Required Lenders" means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed "held" by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

          "Responsible Officer" means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any vice president, secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

          "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings or the Borrower's stockholders, partners or members (or the equivalent Persons thereof).

          "Restricted Subsidiary" means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

          "Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

          "Revolving Credit Commitment" means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 under the caption "Revolving Credit Commitment" or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Commitments of all Revolving Credit Lenders shall be $75,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

          "Revolving Credit Facility" means, at any time, the aggregate amount of the Revolving Credit Lenders' Revolving Credit Commitments at such time.

          "Revolving Credit Lender" means, at any time, any Lender that has a Revolving Credit Commitment at such time.

          "Revolving Credit Loan" has the meaning specified in Section 2.01(b).

          "Revolving Credit Note" means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

          "Rollover Amount" has the meaning set forth in Section 7.18(b).

          "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

          "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          "Second Lien Facility" means a senior secured credit facility providing for the making of term loans to the Borrower which credit facility may be secured by all or any portion of the Collateral (but not by any other assets) and may be guaranteed by each Guarantor; provided that (a) such credit facility provides for no redemptions, repayments, prepayments or maturities prior to the second anniversary of the Maturity Date (other than prepayments as a result of acceleration of the term loans thereunder), (b) such credit facility has covenant, default and remedy provisions reasonably acceptable to the Administrative Agent and (c) concurrently with the effectiveness of such credit facility, the Second Lien Intercreditor Agreement shall have been entered into and shall at all times thereafter be in full force and effect.

          "Second Lien Facility Documents" means the credit agreement or loan agreement evidencing the Second Lien Facility and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.

          "Second Lien Intercreditor Agreement" means an intercreditor agreement among the Company, the Administrative Agent and the agent under the Second Lien Facility, pursuant to which the Lien on the Collateral securing the obligations under the Second Lien Facility are subordinated to the Liens on the Collateral securing the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

          "Secured Hedge Agreement" means any Refco Swap Contract permitted under Article 6 or 7 that is entered into by and between the Borrower or any of its Subsidiaries and any Hedge Bank.

          "Secured Hedging Obligations" has the meaning set forth in the Security Agreement.

          "Secured Obligations" has the meaning specified in the Security Agreement.

          "Secured Parties" means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.02.

          "Security Agreement" means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit G, together with each other security agreement supplement executed and delivered pursuant to Section 6.12.

          "Security Agreement Supplement" has the meaning specified in the Security Agreement.

          "Sellers" has the meaning specified in the Preliminary Statements.

          "Senior Subordinated Notes" means the 9% senior subordinated notes due 2012 issued by the Borrower and Finance Co. pursuant to the Senior Subordinated Notes Indenture, as amended from time to time in accordance with Section 7.14.

          "Senior Subordinated Notes Indenture" means the Indenture dated as of August 5, 2004 among the Borrower, Finance Co., the Domestic Subsidiaries of the Borrower party thereto as guarantors and Wells Fargo Bank, National Association, as Trustee, as amended from time to time in accordance with Section 7.14.

          "Solvent" and "Solvency" mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "SPC" has the meaning specified in Section 10.07(g).

          "Specified Equity Issuances" means the sale or issuance by Holdings, the Borrower or any of its Restricted Subsidiaries of any of its Equity Interests in a public offering or in a private placement or sale that is underwritten, managed, arranged, placed or initially purchased by an investment bank (it being understood that the Sponsor is not an investment bank), which, for the avoidance of doubt, does not include the sale or issuance of any such Equity Interests (a) to the Equity Investors, their Affiliates, related funds and limited partners, (b) to other Persons making additional equity investments together with the Equity Investors after the Closing Date, (c) the proceeds of which are used to fund Investments permitted by Section 7.02, (d) issued as compensation to employees of Holdings, the Borrower or any of its Subsidiaries or to management of Holdings or any of its Subsidiaries in the ordinary course of business or (e) used to cure Events of Default as contemplated by clause (b)(xix) of the definition of Consolidated EBITDA.

          "Specified Transaction" means, any Investment or incurrence of Indebtedness in respect of which compliance with the financial covenants set forth in Section 7.11 is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

          "Sponsor" means, collectively, Thomas H. Lee Partners, L.P. and its Affiliates (including, as applicable, related funds and general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement).

          "Sponsor Management Agreement" means the Management Agreement dated as of August 5, 2004 between Holdings, Refco Group Ltd. and THL Managers V, LLC.

          "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of Holdings.

          "Subsidiary Guarantors" means, collectively, the Subsidiaries of the Borrower that are Guarantors.

          "Subsidiary Guaranty" means, collectively, the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F-2, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12(a).

          "Supplemental Administrative Agent" has the meaning specified in Section 9.13 and "Supplemental Administrative Agents" shall have the corresponding meaning.

          "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, futures contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

          "Swap Termination Value" means, in respect of any one or more Refco Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Refco

  Swap Contracts, (a) for any date on or after the date such Refco Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Refco Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Refco Swap Contracts (which may include a Lender or any Affiliate of a Lender).

          "Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.04.

          "Swing Line Facility" means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

          "Swing Line Lender" means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

          "Swing Line Loan" has the meaning specified in Section 2.04(a).

          "Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

          "Swing Line Sublimit" means an amount equal to the lesser of (a) $50,000,000 and (b) the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

          "Syndication Agent" means Credit Suisse First Boston, acting through its Cayman Islands Branch, as syndication agent under this Agreement.

          "Target" has the meaning specified in the Preliminary Statements.

          "Tax Distributions" means any distribution by the Borrower to its direct or indirect owners which (a) with respect to quarterly estimated tax payments due in each calendar year shall be twenty-five percent (25%) of the Income Tax Liabilities for such calendar year as estimated in writing by the chief financial officer of the Borrower, (b) with respect to tax payments to be made with income tax returns filed for an entire taxable year or with respect to adjustments to such returns imposed by the IRS or other taxing authority, shall be equal to the Income Tax Liabilities for each taxable year minus the aggregate amount distributed for such taxable year as provided in clause (a) above and (c) with respect to taxes not determined by reference to income, represents the amount of any such taxes imposed on a direct or indirect owner of the Borrower as a result of such owner's ownership of the equity of the Borrower. In the event the amount determined under clause (b) is a negative amount, the amount of any Tax Distributions in the succeeding taxable year (or, if necessary, any subsequent taxable years) shall be reduced by such negative amount.

          "Taxes" has the meaning specified in Section 3.01(a).

          "Term Borrowing" means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

          "Term Commitment" means, as to each Term Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 under the caption "Term Commitment" or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term Commitments is $800,000,000.

          "Term Lender" means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

          "Term Loan" means a Loan made pursuant to Section 2.01(a).

          "Term Note" means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

          "Threshold Amount" means $25,000,000.

          "Total Outstandings" means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

          "Tradewinds" means, collectively, Tradewinds Financial Corporation, Tradewinds Debt Strategies Fund, L.P., Tradewinds Offshore Fund, Limited, Tradewinds Clipper Fund Ltd. and Tradewinds Secured Debt Fund.

          "Transaction" means, collectively, (a) the Acquisition, (b) the issuance and sale of the Senior Subordinated Notes, (c) the funding of the Term Loans, (d) the consummation of any other transactions in connection with the foregoing, and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

          "Type" means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

          "Uniform Commercial Code" means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

          "United States" and "U.S." mean the United States of America.

          "Unregulated Person" means Holdings, the Borrower and each of their respective Subsidiaries other than any Regulated Subsidiary.

          "Unregulated Subsidiary" means any Subsidiary other than a Regulated Subsidiary.

          "Unreimbursed Amount" has the meaning set forth in Section 2.03(c)(i).

          "Unrestricted Subsidiary" means (a) each Subsidiary of the Borrower listed on Schedule 1.01A and (b) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.16 subsequent to the date hereof.

          "U.S. Lender" has the meaning set forth in Section 10.15(b).

          "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

        Section 1.02.    Other Interpretive Provisions.    With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

          (a)   The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b)   (i) The words "herein," "hereto," "hereof" and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

            (i)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

            (ii)   The term "including" is by way of example and not limitation.

            (iii)  The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

          (c)   In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

          (d)   Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

        Section 1.03.    Accounting Terms.    (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations pursuant to Section 7.11) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Historical Financial Statements for the fiscal year ended February 28, 2004, except as otherwise specifically prescribed herein.

        (b)   If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form reasonably satisfactory to the Administrative Agent, between calculations of such ratio made before and after giving effect to such change in GAAP. It is understood that the provisions of this clause (b) shall not apply to the computation of "Excess Cash Flow" for any purpose under this Agreement.

        (c)   Notwithstanding anything to the contrary contained herein, financial ratios and other financial calculations pursuant to Section 7.11 shall, following any Specified Transaction, be calculated on a Pro Forma Basis until the completion of four (4) full fiscal quarters following such Specified Transaction.

        Section 1.04.    Rounding.    Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

        Section 1.05.    References to Agreements And Laws.    Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

        Section 1.06.    Times of Day.    Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

        Section 1.07.    Timing of Payment or Performance.    When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurodollar Rate Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

ARTICLE 2
THE COMMITMENTS AND CREDIT EXTENSIONS

        Section 2.01.    The Loans.    (a) The Term Borrowings.    Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make to the Borrower a single loan in an amount equal to such Term Lender's Term Commitment on the Closing Date. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

        (b)    The Revolving Credit Borrowings.    Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans to the Borrower (each such loan, a "Revolving Credit Loan") from time to time, on any Business Day until the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Revolving Credit Commitment; provided that (i) no Revolving Credit Borrowings may be made on the Closing Date and (ii) after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender's Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Revolving Credit Commitment. Within the limits of each Lender's Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

        Section 2.02.    Borrowings, Conversions and Continuations of Loans.    (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:30 p.m. (Charlotte, North Carolina time) (i) three (3) Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans, continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c)(i) and Section 2.04(c) (i), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

        (b)   Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

        (c)   Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurodollar Rate Loans.

        (d)   The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

        (e)   After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect.

        (f)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

        Section 2.03.    Letters of Credit.    (a) The Letter of Credit Commitment.    (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender's Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender's Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

          (ii)   The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

            (A)  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, the L/C Issuer in good faith deems material to it;

            (B)  subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Revolving Credit Lenders (other than any Revolving Credit Lender that is a Defaulting Lender) have approved such expiry date;

            (C)  the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders (other than any Revolving Credit Lender that is a Defaulting Lender) have approved such expiry date;

            (D)  the issuance of such Letter of Credit would violate any Laws or one or more policies of the L/C Issuer; or

            (E)  except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial amount less than $50,000.

          (iii)  The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

        (b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.    (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:30 p.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be, or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably request.

          (ii)   Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Letter of Credit.

          (iii)  If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an "Auto-Renewal Letter of Credit"); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Nonrenewal Notice Date") in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

          (iv)  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

        (c)    Drawings and Reimbursements; Funding of Participations.    (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 3:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing; provided that if notice of such drawing is not provided to the Borrower prior to 1:00 p.m. on the Honor Date, then the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the next succeeding Business Day and such extension of time shall be reflected in computing fees in respect of any such Letter of Credit. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Revolving Credit Lender's Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

          (ii)   Each Revolving Credit Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent's Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

          (iii)  With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender's payment to the

  Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

          (iv)  Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

          (v)   Each Revolving Credit Lender's obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender's obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

          (vi)  If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

        (d)    Repayment of Participations.    (i) If, at any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

          (ii)   If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

        (e)    Obligations Absolute.    The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

          (i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

          (ii)   the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

          (iii)  any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

          (iv)  any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

          (v)   any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

          (vi)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower;

provided that the foregoing shall not excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the L/C Issuer's gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

        (f)    Role of L/C Issuer.    Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under this Agreement or any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

        (g)    Cash Collateral.    Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.02 to a Revolving Credit Borrowing cannot then be met, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be) or, in the case of clause (ii), provide a back-to-back letter of credit in a face amount at least equal to the then undrawn amount of such Letter of Credit from an issuer and in form and substance reasonably satisfactory to the L/C Issuer. For purposes hereof, "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances ("Cash Collateral") pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at Bank of America as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.

        (h)    Applicability of ISP98 and UCP.    Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance shall apply to each commercial Letter of Credit.

        (i)    Letter of Credit Fees.    The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued for the account of the Borrower equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the first Business Day after the end of each February, May, August and November, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

        (j)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.    The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued for the account of the Borrower equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each February, May, August and November, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five (5) Business Days of demand and are nonrefundable.

        (k)    Conflict with Letter of Credit Application.    In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

        Section 2.04.    Swing Line Loans.    (a) The Swing Line.    Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a "Swing Line Loan") to the Borrower from time to time on any Business Day (other than the Closing Date) until the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender's Commitment; provided that after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender's Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Revolving Credit Commitment; provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Swing Line Loan.

        (b)    Borrowing Procedures.    Each Swing Line Borrowing shall be made upon the Borrower's irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

        (c)    Refinancing of Swing Line Loans.    (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender's Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02(a), without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent's Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

          (ii)   If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

          (iii)  If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

          (iv)  Each Revolving Credit Lender's obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender's obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

        (d)    Repayment of Participations.    (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's risk participation was funded) in the same funds as those received by the Swing Line Lender.

          (ii)   If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

        (e)    Interest for Account of Swing Line Lender.    The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender's Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

        (f)    Payments Directly to Swing Line Lender.    The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

        Section 2.05.    Prepayments.    (a) Optional.    (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay the Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (Charlotte, North Carolina time) (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a minimum principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied among the Facilities in such amounts and, in the case of the Term Facility in such order of maturity as the Borrower may direct in its sole discretion. Each prepayment in respect of a particular Facility shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

          (ii)   The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

          (iii)  Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

        (b)    Mandatory.    (i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 50% of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended February 28, 2005, which fiscal year shall be for the period from the Closing Date through February 28, 2005); provided that (A) if the Borrower is unable to prepay all or any portion (a "shortfall amount") of the principal amount of the Term Loans required by this Section 2.05(b)(i) with respect to the Excess Cash Flow for any fiscal year solely because no funds are available to the Borrower to make such prepayment (such availability to be determined after giving effect to funds held by, or available to, Restricted Subsidiaries that may be remitted after receipt of all necessary regulatory approvals, directly or indirectly, to the Borrower but not taking into account any Indebtedness that may be incurred by any Restricted Subsidiaries) other than funds held by any Regulated Subsidiary which funds may not be remitted to an Unregulated Person, whether pursuant to intercompany loans, distributions on equity or otherwise, without causing a Mandatory Prepayment Net Capital Deficiency with respect to such Regulated Subsidiary to occur, then the Borrower shall not be required to make the portion of such prepayment equal to the shortfall amount until the date on which any Regulated Subsidiary is able to remit such funds to an Unregulated Person without causing a Mandatory Prepayment Net Capital Deficiency and (B) such percentage shall be reduced to (1) 25% if the Leverage Ratio as of the last day of the immediately preceding four fiscal quarters was less than 4.0:1 and (2) 0% if the Leverage Ratio as of the last day of the immediately preceding four fiscal quarters was less than 3.0:1.

          (ii)   (A) If (x) Holdings, the Borrower or any of its Restricted Subsidiaries Disposes of any property or assets (other than any Disposition of any property or assets (1) permitted by Section 7.05(a), (b), (c), (d), (e), (f), (g), (h), (i) , (j), (l), (m) or (n) or (2) consummated by any Regulated Subsidiary to the extent, and for so long as, the Net Cash Proceeds thereof may not be remitted to an Unregulated Person, (aa) as a result of the failure to receive necessary regulatory approvals or (bb) pursuant to intercompany loans, distributions on equity or otherwise, without causing a Mandatory Prepayment Net Capital Deficiency with respect to such Regulated Subsidiary to occur), or (y) any Casualty Event (other than any Casualty Event with respect to any Regulated Subsidiary to the extent, and for so long as, the Net Cash Proceeds thereof may not be remitted to an Unregulated Person, (aa) as a result of the failure to receive necessary regulatory approvals or (bb) pursuant to intercompany loans, distributions on equity or otherwise, without causing a Mandatory Prepayment Net Capital Deficiency with respect to such Regulated Subsidiary to occur), which, in either case, in the aggregate results in the realization or receipt by Holdings, the Borrower or such Restricted Subsidiary of Net Cash Proceeds, in excess of $1,000,000 in any fiscal year, the Borrower shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) if, on or prior to such date, the Borrower shall have given written notice to the Administrative Agent of its intention to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 2.05(b)(ii)(B) (which election may only be made if no Event of Default has occurred and is then continuing);

            (B)  With respect to any Net Cash Proceeds realized or received with respect to any Disposition or any Casualty Event required to be applied in accordance with Section 2.05(b)(ii)(A)), at the option of the Borrower, and so long as no Event of Default shall have occurred and be continuing, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within (x) three hundred and sixty-five (365) days following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a contract to reinvest such Net Cash Proceeds within three hundred and sixty-five (365) days following receipt thereof, within five hundred and forty five (545) days following receipt thereof; provided that if any Net Cash Proceeds are no longer intended to be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.05.

          (iii)  On or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 50% of all Net Cash Proceeds received from any Specified Equity Issuance (other than any Specified Equity Issuance by any Regulated Subsidiary to the extent, and for so long as, the Net Cash Proceeds thereof may not be remitted to an Unregulated Person (A) as a result of the failure to receive necessary regulatory approvals or (B) pursuant to intercompany loans, distributions on equity or otherwise, without causing a Mandatory Prepayment Net Capital Deficiency with respect to such Regulated Subsidiary to occur); provided that such percentage shall be reduced to (x) 25% if the Leverage Ratio as of the last day of the prior fiscal quarter was less than 4.0:1 and (y) 0% if the Leverage Ratio as of the last day of the prior fiscal quarter was less than 3.0:1.

          (iv)  If Holdings, the Borrower or any of its Restricted Subsidiaries incurs or issues (A) any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, (B) any Permitted Subordinated Indebtedness (other than Permitted Subordinated Indebtedness incurred in reliance on Section 7.03(a)(iii)(A)(1) and any Permitted Refinancing thereof), or (C) any Indebtedness pursuant to the Second Lien Facility (other than any such Indebtedness incurred in reliance on Section 7.03(a)(i)(A)(1) and any Permitted Refinancing thereof), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

          (v)   Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied, first, in direct order of maturities, to the next eight (8) principal repayment installments of the Term Loans that are due after the date of such prepayment, and second, on a pro-rata basis, to the other principal repayment installments of the Term Loans; and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares (prior to giving effect to any rejection by any Term Lender of any such prepayment pursuant to clause (vi) below), subject to clause (vi) of this Section 2.05 (b). If any prepayment of Term Loans pursuant to Section 2.05(b)(i), (ii) or (iii) (or portion of any prepayment) is not required to be made solely because such requirement would cause a Mandatory Prepayment Net Capital Deficiency to occur, such prepayment shall be made on the first day on which making such prepayment would not cause a Mandatory Prepayment Net Capital Deficiency to occur.

          (vi)  The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iv) of this Section 2.05(b) at least (A) in the case of the prepayment of Term Loans which are Base Rate Loans, three (3) Business Days and (B) in the case of prepayments of Term Loans which are Eurodollar Rate Loans, five (5) Business Days, in each case prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower's prepayment notice and of such Appropriate Lender's Pro Rata Share of the prepayment. Any Term Lender (a "Declining Lender", and any Term Lender which is not a Declining Lender, an "Accepting Lender") may elect, by delivering, not less than (A) in the case of prepayments of Term Loans which are Base Rate Loans, one (1) Business Day and (B) in the case of prepayments of Term Loans which are Eurodollar Rate Loans, three (3) Business Days, in each case prior to the proposed prepayment date, a written notice that any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Lender pursuant to clauses (i) through (iv) of this Section 2.05(b) not be made, in which event the portion of such prepayment which would otherwise have been applied to the Term Loans of the Declining Lenders shall instead be retained by the Borrower.

          (vii)    Funding Losses, Etc.    All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

          (viii) The Borrower may, at its option, elect not to make a prepayment of the Term Loans that would otherwise be required to be made pursuant to clauses (i) through (iv) of this Section 2.05(b) if making such payment would require the remittance of Net Cash Proceeds or a portion of Excess Cash Flow, as the case may be, by a Regulated Subsidiary to an Unregulated Person (the "Opt-Out Option"). The Borrower shall exercise the Opt-Out Option by providing to the Administrative Agent written notice thereof at least three (3) Business Days prior to the date such prepayment would otherwise be required to be made; provided that (A) the aggregate amount of the prepayment that is not made as a result of the exercise of the Opt-Out Option during the term of this Agreement shall not exceed $25,000,000 and (B) the aggregate amount of Investments that are permitted to be made pursuant to Section 7.02(m) shall be reduced dollar-for-dollar by the aggregate amount of the prepayment that is not made as a result of the exercise of the Opt-Out

  Option. Upon any subsequent prepayment of Term Loans from Net Cash Proceeds or Excess Cash Flow not previously remitted by a Regulated Subsidiary to an Unregulated Person due to the exercise of the Opt-Out Option, the aggregate amount of Investments permitted to be made pursuant to Section 7.02(m) shall be increased dollar-for-dollar in an amount equal to the amount of such prepayment; provided that the Borrower shall deliver a written notice to the Administrative Agent at least three (3) Business Days prior to the proposed date of such prepayment identifying and quantifying the Opt-Out Option to which such prepayment relates.

        Section 2.06.    Termination or Reduction of Commitments.    (a) Optional.    The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent one (1) Business Day prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

        (b)    Mandatory.    The Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 on the Closing Date upon the funding of the Term Loans. The Revolving Credit Commitment shall be automatically and permanently reduced to $0 on the Maturity Date.

        (c)    Application of Commitment Reductions; Payment of Fees.    The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender's Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

        Section 2.07.    Repayment of Loans.    (a) Term Loans.    The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate principal amount of all Term Loans outstanding in twenty-eight (28) consecutive quarterly installments as follows (which installments shall be (i) reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05 (ii) increased by an amount equal to (x) in the case of each installment other than the installment payable on the Maturity Date, an amount equal to 0.25% of the aggregate principal amount of any Additional Term Loans made pursuant to Section 2.14 and (y) in the case of the installment payable on the Maturity Date, an amount equal to the remainder of the aggregate principal amount of any such Additional Term Loans made), each such payment to be made on the last Business Day of the applicable fiscal quarter):

Month	Aggregate Term Loan Principal Amortization Payment
November 2004	$2,000,000
February 2005	$2,000,000
May 2005	$2,000,000
August 2005	$2,000,000
November 2005	$2,000,000
February 2006	$2,000,000
May 2006	$2,000,000
August 2006	$2,000,000
November 2006	$2,000,000
February 2007	$2,000,000
May 2007	$2,000,000
August 2007	$2,000,000
November 2007	$2,000,000
February 2008	$2,000,000
May 2008	$2,000,000
August 2008	$2,000,000
November 2008	$2,000,000
February 2009	$2,000,000
May 2009	$2,000,000
August 2009	$2,000,000
November 2009	$2,000,000
February 2010	$2,000,000
May 2010	$2,000,000
August 2010	$2,000,000
November 2010	$2,000,000
February 2011	$2,000,000
May 2011	$2,000,000
Maturity Date	$746,000,000

provided that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

        (b)    Revolving Credit Loans.    The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

        (c)    Swing Line Loans.    The Borrower shall repay its Swing Line Loans on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date.

        Section 2.08.    Interest.    (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

        (b)   While any Event of Default set forth in Section 8.01(a) or (f) exists, the Borrower shall pay interest on the principal amount of all of its outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

        (c)   Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

        Section 2.09.    Fees.    In addition to certain fees described in Sections 2.03(i) and (j):

          (a)    Commitment Fee.    The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee shall accrue at all times from the date hereof until the Maturity Date, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each Interest Payment Date, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

          (b)    Other Fees.    The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

        Section 2.10.    Computation of Interest and Fees.    All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "prime rate" shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

        Section 2.11.    Evidence Of Indebtedness.    (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

        (b)   In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

        (c)   Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Section 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

        Section 2.12.    Payments Generally.    (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

        (b)   Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

          (i)    if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the applicable Federal Funds Rate from time to time in effect; and

          (ii)   if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender's Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

        A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

        (c)   If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

        (d)   The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

        (e)   Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

        (f)    Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender's Pro Rata Share of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

        Section 2.13.    Sharing Of Payments.    If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

        Section 2.14.    Increase in Term Commitments.    (a) Upon notice to the Administrative Agent (which shall promptly notify the Lenders), at any time after the Closing Date, the Borrower may on up to three (3) different occasions request additional Term Commitments; provided that (i) after giving effect to any such addition, the aggregate amount of additional Term Commitments that have been added pursuant to this Section 2.14 shall not exceed $200,000,000, (ii) any such addition shall be in an aggregate amount of $50,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the interest rate spread applicable to any loans made in respect of the additional Term Commitments (the

"Additional Term Loans") shall not be greater than the Applicable Margin that may, under any circumstances, be payable with respect to the Term Loans that are made on the Closing Date plus 0.25% per annum (and, if necessary to comply with such requirement, the Applicable Margin applicable to the Term Loans made on the Closing Date shall be automatically increased, effective as of the date any Additional Term Loans are made, so that such Applicable Margin shall be no more than 0.25% per annum lower than the interest rate spread applicable to such Additional Term Loans and the Administrative Agent and the Borrower shall enter into such amendments hereto as shall be appropriate to reflect such increase). At the time of the sending of such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to provide an additional Term Commitment and, if so, whether by an amount equal to, greater than, or less than its pro rata share of such requested increase (which shall be calculated on the basis of the amount of the funded and unfunded exposure under all the Facilities held by each Lender). Any Lender not responding within such time period shall be deemed to have declined to provide an additional Term Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders' responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees to become Term Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

        (b)   If any Term Commitments are added in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the "Additional Term Commitments Effective Date") and the final allocation of such addition. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such addition and the Additional Term Commitments Effective Date. As a condition precedent to such addition, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Additional Term Commitments Effective Date signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects on and as of the Additional Term Commitments Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14(b), the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (ii) no Default exists before or after giving effect to such addition. On each Additional Term Commitments Effective Date, each Lender or Eligible Assignee which is providing an additional Term Commitment (i) shall become a "Term Lender" for all purposes of this Agreement and the other Loan Documents, and (ii) shall make an Additional Term Loan to the Borrower in a principal amount equal to such additional Term Commitment, and such Additional Term Loan shall be a "Term Loan" for all purposes of this Agreement and the other Loan Documents (except that the interest rate applicable to any Additional Term Loan may be higher, subject to clause (iii) of Section 2.14(a)).

        (c)   This Section 2.14 shall supersede any provisions in Section 10.01 to the contrary.

ARTICLE 3
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

        Section 3.01.    Taxes.    (a) Except as provided in this Section 3.01, any and all payments by the Borrower to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, taxes imposed on or measured by its net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized, is doing business or maintains a Lending Office, and all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

        (b)   In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

        (c)   The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Agent and such Lender, and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a demand therefor.

        (d)   The Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Agent or a change in the Lending Office of such Lender, except to the extent that any such change is requested or required in writing by the Borrower (and provided that nothing in this clause (d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a change in Lending Office or place of organization that precedes a change in Law to the extent such Taxes result from a change in Law).

        (e)   If a Lender or an Agent is subject to United States withholding tax at a rate in excess of zero percent at the time such Lender or such Agent, as the case may be, first becomes a party to this Agreement, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender or Agent, as the case may be, provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided that, if at the date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date.

        (f)    If any Lender or Agent shall become aware that it is entitled to receive a refund in respect of amounts paid by the Borrower pursuant to this Section 3.01, which refund in the good faith judgment of such Lender or Agent is allocable to such payment, it shall promptly notify the Borrower of the availability of such refund and shall, within thirty (30) days after the receipt of a request by the Borrower, apply for such refund provided that in the sole reasonable judgment of the Lender or Agent, applying for such refund would not be disadvantageous to it. If any Lender or Agent receives a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (including any interest included in such refund) to the Borrower (to the extent that it determines that it can do so without prejudice to the retention of the refund), net of all out-of-pocket expenses of the Lender or Agent, as the case may be; provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower's request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

        Section 3.02.    Illegality.    If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

        Section 3.03.    Inability to Determine Rates.    If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required

Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

        Section 3.04.    Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.     (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender's compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 and Section 10.15 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized, is doing business or maintains a Lending Office and (iii) reserve requirements contemplated by Section 3.04(c)) , then from time to time within thirty (30) days following written demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

        (b)   If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time within thirty (30) days following written demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

        (c)   The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days' prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

        Section 3.05.    Funding Losses.    Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

          (a)   any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

          (b)   any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

        Section 3.06.    Matters Applicable to All Requests for Compensation.    (a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

        (b)   With respect to any Lender's claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

        (c)   If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender's Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

          (i)    to the extent that such Lender's Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

          (ii)   all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

        (d)   If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender's Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

        (e)   Each Lender agrees that (i) upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender's overall internal policies of general application and legal and regulatory restrictions) to avoid the consequences of such event, including to designate another Lending Office for any Loan or Letter of Credit affected by such event and (ii) if any Lender (A) requests compensation under Section 3.04 or (B) notifies the Borrower that it has determined that it is unlawful for its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that in each case, such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.06(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c), 3.02 or 3.04.

        Section 3.07.    Replacement Of Lenders Under Certain Circumstances.    (a) If at any time (x) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (y) any Lender becomes a Defaulting Lender or (z) any Lender becomes a "Non-Consenting Lender" (as defined below in this Section 3.07), then the Borrower may, on ten (10) Business Days' prior written notice to the Administrative Agent and such Lender, either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that (A) the replacement Lender shall agree to the consent, waiver or amendment to which the Non-Consenting Lender did not agree and (B) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or (ii) terminate the Commitment of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date.

        (b)   Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender's Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender's Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (ii) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

        (c)   Notwithstanding anything to the contrary contained above, (i) the Lender that acts as the L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

        (d)   In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a "Non-Consenting Lender."

        Section 3.08.    Survival.    All of the Borrower's obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

        Section 4.01.    Conditions of Initial Credit Extension.    The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

          (a)   The Administrative Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (as applicable), each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

            (i)    executed counterparts of this Agreement and each Guaranty;

            (ii)   a Note executed by the Borrower in favor of each Lender requesting a Note;

            (iii)  the Security Agreement, duly executed by each Loan Party thereto, together with:

              (A)  certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

              (B)  copies of all necessary searches with respect to the Collateral, and all proper financing statements, duly prepared for filing under the Uniform Commercial Code in all jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

              (C)  evidence that all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens created thereby shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent,

            (iv)  the Intellectual Property Security Agreement, duly executed by each Loan Party thereto, together with evidence that all action that the Administrative Agent in its reasonable judgment may deem reasonably necessary in order to perfect and protect the Liens created under the Intellectual Property Security Agreement has been taken;

            (v)   such certificates of resolutions, manager consent or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

            (vi)  such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;

            (vii) an opinion of Weil, Gotshal & Manges LLP, counsel to the Loan Parties, addressed to each Agent and each Lender and each in form and substance reasonably satisfactory to the Administrative Agent;

            (viii) a certificate signed by a Responsible Officer of the Borrower certifying that there has been no change, effect, event, occurrence or state of facts since February 29, 2004, that has had or could reasonably be expected to (1) have a material adverse effect on the business, operations, assets, liabilities (actual or contingent), results of operations or condition (financial or otherwise), of Holdings and its Subsidiaries (including the Target and its Subsidiaries), taken as a whole, or (2) adversely affect the rights and remedies of the Lenders under the Loan Documents;

            (ix)  a certificate attesting to the Solvency of the Loan Parties (taken as a whole) after giving effect to the Transaction, from the chief financial officer of the Borrower;

            (x)   evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee or additional insured, as appropriate, under each insurance policy with respect to casualty and liability insurance as to which the Administrative Agent shall have requested to be so named;

            (xi)  certified copies of the Purchase Agreement and all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request; and

            (xii) a Committed Loan Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension.

          (b)   All fees and expenses required to be paid on or before the Closing Date shall have been paid in full in cash.

          (c)   (i) All material consents and approvals necessary in connection with the Loan Documents and the transactions contemplated thereby (including without limitation the granting of the Liens on the Collateral) shall have been obtained, and (ii) all material governmental, shareholder and material third party consents and approvals necessary in connection with the Transaction shall have been obtained and shall remain in effect; all applicable waiting periods (including, without limitation, the expiration or termination of the requisite waiting period under the Hart-Scott- Rodino Antitrust Improvements Act of 1975, and the approval or consent of any applicable exchanges, Regulatory Supervising Organizations and other regulatory bodies specified in the Purchase Agreement as being required as a condition to the consummation of the Transaction) in connection with the Transaction shall have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on any of the Loan Parties or the Transaction or that could seek or threaten any of the foregoing.

          (d)   The Arrangers shall have received evidence reasonably satisfactory to them that the Company shall comply with the provisions of Section 6.18.

          (e)   The Arrangers shall be reasonably satisfied with the Purchase Documentation (it being understood and agreed that the Purchase Documentation (i) reviewed by the Arrangers prior to July 9, 2004 and (ii) which is substantially consistent with the Purchase Agreement is, in each case, satisfactory to the Arrangers), and after giving effect to the Transaction, the corporate and capital structure and equity ownership of Holdings and its Subsidiaries shall not differ from what is set forth in the summary of terms attached as Annex II to the Commitment Letter dated as of June 8, 2004 among the Borrower, the Arrangers and the lenders party thereto or in the Purchase Agreement in any material respect in a manner that is adverse to the interests of the Lenders, in each case without the approval of the Arrangers.

          (f)    Evidence reasonably satisfactory to the Administrative Agent that prior to or simultaneously with the initial Credit Extensions the Borrower shall have received at least $600,000,000 in gross cash proceeds from the issuance and sale of the Senior Subordinated Notes.

          (g)   The Arrangers and the Lenders shall have received: (i) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal years ended February 28, 2003 and February 29, 2004 (the "Historical Financial Statements"); (ii) forecasts prepared by management of the Borrower, each in form reasonably satisfactory to the Arrangers, of consolidated balance sheets, income statements and cash flow statements for each quarter for the first four quarters following the Closing Date and for each year commencing with the fiscal year ending on February 28, 2005 through the fiscal year ending on February 28, 2011 (the "Closing Date Forecasts"), which shall state the material assumptions on the basis of which such forecasts shall have been prepared; and (iii) a certificate from a Responsible Officer of Holdings and the Borrower to the effect that the Closing Date Forecasts were prepared in good faith upon reasonable assumptions at the time of preparation, it being understood that actual results may vary from such forecasts and that such variations may be material.

          (h)   The Arrangers shall have received evidence reasonably satisfactory to them that the Revolving Credit Agreement dated as of June 23, 2003 among Refco Group Ltd., LLC, as borrower, JPMorgan Chase Bank, as Administrative Agent shall have been terminated and all amounts outstanding thereunder shall have been paid in full.

        Section 4.02.    Conditions to All Credit Extensions.    The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

          (a)   The representations and warranties of the Borrower and each other Loan Party contained in Article 5 or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and (ii) that for purposes of this Section 4.02 on any date after the Closing Date, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) and, in the case of that statements furnished pursuant to Section 6.01(b), the representations contained in Section 5.05(a), as modified by clause (ii) of this Section 4.02(a), shall be qualified by the statement that such financial statements are subject to the absence of footnotes and year-end audit adjustments.

          (b)   No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

          (c)   The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

        Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

        Each of Holdings and the Borrower represents and warrants to the Agents and the Lenders that:

        Section 5.01.    Existence, Qualification and Power; Compliance with Laws.    Each Loan Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions, decrees, arbitral award, stipulations and settlement agreements, and (e) has all requisite governmental licenses, authorizations, registrations, memberships, consents and approvals to operate its business as currently conducted (including all licenses, authorizations, registrations, memberships, consents and approvals of all of their respective officers, directors and shareholders); except in each case referred to in clauses (a) (other than with respect to Holdings and the Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

        Section 5.02.    Authorization; No Contravention.    The (a) execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and, (b) as of the Closing Date only, the consummation of the Transaction (other than the portions thereof described in clause (a)), are within such Loan Party's limited liability company or other powers, have been duly authorized by all necessary limited liability company, member or other organizational action, and do not and will not (x) contravene the terms of any of such Person's Organization Documents or, (y) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) (A) any Junior Financing Documentation or (B) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ, decree, stipulation or settlement agreement of or with any Governmental Authority or Regulatory Supervising Organization or any arbitral award to which such Person or its property is subject; or (z) violate, in any material respect, any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (y) to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

        Section 5.03.    Governmental Authorization; Other Consents.    No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or Regulatory Supervising Organization or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force, (iii) those approvals, consents, exemptions, authorizations, actions, notices or filings described in the Security Agreement and (iv) those approvals, consents, exemptions, authorizations, actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

        Section 5.04.    Binding Effect.    This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights generally and by general principles of equity.

        Section 5.05.    Financial Statements; No Material Adverse Effect.    (a) The Historical Financial Statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

        (b)   Since February 29, 2004, there has been no change, effect, event or, occurrence that has had or could reasonably be expected to have a Material Adverse Effect.

        (c)   The Closing Date Forecasts, copies of which have been furnished to the Administrative Agent, the Arrangers and the Lenders prior to the Closing Date, have been prepared in good faith based upon reasonable assumptions at the time of preparation, it being understood that actual results may vary from such forecasts and such variations may be material.

        Section 5.06.    Litigation.    Except as disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority or Regulatory Supervising Organization, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or, as of the Closing Date, the consummation of the Transaction, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, neither Holdings nor any of its Subsidiaries has received any extraordinary supervisory letter from, or adopted any resolutions at the request of, any Regulatory Supervising Organization or Governmental Authority charged with the supervision or regulation of any Subsidiary.

        Section 5.07.    Ownership of Property; Liens.    (a) Each Loan Party and each of its Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        (b)   No Loan Party, as of the Closing Date, owns any real property.

        Section 5.08.    Environmental Compliance.    (a) There are no claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (b)   Except as specifically disclosed in Schedule 5.08 or except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries during the period of such ownership or operation; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently owned or operated by any Loan Party or any of its Subsidiaries and were not released, discharged or disposed of at any property formerly owned or operated by any Loan Party or any of its Subsidiaries during the period of such ownership or operation, except for such releases, discharges or disposal that were in material compliance with Environmental Laws.

        (c)   The Material Real Properties do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

        (d)   Except as specifically disclosed in Schedule 5.08, none of the Loan Parties or any of its Subsidiaries is undertaking and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        (e)   All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

        Section 5.09.    Taxes.    The Borrower and its Subsidiaries have filed all Federal and material state and other tax returns and reports required to be filed, and have paid all Federal and material state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than thirty (30) days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (c) with respect to which the failure to make such filing or payment could not reasonably be expected to have a Material Adverse Effect.

        Section 5.10.    ERISA Compliance.    (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code. Each Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS or an application for such a letter has been or will be submitted to the IRS within the applicable required time period with respect thereto and, to the knowledge of the Borrower and Holdings, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification. In the preceding five (5) years, each Loan Party and each ERISA Affiliate have, in all material respects, made all required contributions to each Pension Plan subject to Section 412 of the Code, and in the preceding five (5) years, no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

        (b)   There are no pending or, to the knowledge of the Borrower and Holdings, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

        (c)   (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has an "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived, and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums not yet due or premiums due and not yet delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10(c), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

        Section 5.11.    Subsidiaries; Equity Interests.    As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by a Loan Party free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.11 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is (i) a Regulated Subsidiary, (ii) a Designated Regulated Subsidiary or (iii) a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date.

        Section 5.12.    Margin Regulations; Investment Company Act.    (a) No proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U issued by the FRB.

        (b)   None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

        Section 5.13.    Disclosure.    No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, (i) with respect to projected financial information, Holdings and the Borrower represent and warrant only that such information has been prepared in good faith based upon reasonable assumptions at the time of preparation, it being understood that actual results may vary from such forecasts and such variations may be material and (ii) no representation is made with respect to general economic or industry specific information.

        Section 5.14.    Intellectual Property; Licenses, Etc.    Each Loan Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, database rights and design rights and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent such failure to own or possess the right to use or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        Section 5.15.    Solvency.    On the Closing Date after giving effect to the Transactions, the Loan Parties, on a consolidated basis, are Solvent.

        Section 5.16.    Perfection, Etc.    All filings and other actions necessary to perfect and protect the Liens in the Collateral created under the Collateral Documents have been duly made or taken or otherwise provided for in the manner requested by the Administrative Agent and are in full force and effect, and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority Lien in the Collateral, securing the payment of the Secured Obligations, subject to Liens permitted by Section 7.01. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.

        Section 5.17.    Regulatory Status; Memberships Held.    (a) Each Broker-Dealer Subsidiary is duly registered as a broker-dealer with the SEC under the 1934 Act and is a member in good standing of the NASD. As of the Closing Date, each Broker-Dealer Subsidiary is (i) a member in good standing of the securities exchanges and securities clearing corporations listed in Schedule 5.17 and (ii) duly registered, licensed or qualified as a broker or dealer under the applicable Laws of each jurisdiction listed in Schedule 5.17, except to the extent that failure to be such a member in good standing, or so duly registered, licensed or qualified could not reasonably be expected to have a Material Adverse Effect. Each Broker-Dealer Subsidiary is in compliance with the 1934 Act and the rules and regulations thereunder applicable to it, the rules and regulations of the NASD applicable to it, the rules and regulations of the securities exchanges of which it is a member, and the applicable Laws of each jurisdiction where it is registered as a broker or dealer, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

        (b)   Each FCM Subsidiary is duly registered as a futures commission merchant with the CFTC under the Commodity Exchange Act ("CEA"), and is a member in good standing of the National Futures Association ("NFA"). As of the Closing Date, each FCM Subsidiary is a member of the futures exchanges and futures clearing corporations listed in Schedule 5.17, except to the extent that failure to be a member in good standing could not reasonably be expected to have a Material Adverse Effect. Each FCM Subsidiary is in compliance with the CEA and the rules and regulations thereunder applicable to it, the rules and regulations of the NFA applicable to it, and the rules and regulations of the futures exchanges and futures clearing corporations of which it is a member, except to the extent failure to be in compliance therewith could not reasonably be expected to have a Material Adverse Effect.

        (c)   Each Foreign Subsidiary that is a Designated Regulated Subsidiary is duly registered with, or a member of, each applicable Governmental Authority and Regulatory Supervising Organization, if any, with which registration or membership is required in order to enable such Designated Regulated Subsidiary to conduct its business, except to the extent that failure to be so registered or a member could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, each Foreign Subsidiary that is a Designated Regulated Subsidiary is a member in good standing of the securities exchanges, futures exchanges or futures clearing corporations, as applicable, each of which is listed in Schedule 5.17 and is duly registered, licensed or qualified under the applicable Laws of each jurisdiction listed in Schedule 5.17, except to the extent that failure to be such a member in good standing, or so duly registered, licensed or qualified could not reasonably be expected to have a Material Adverse Effect. Each such Foreign Subsidiary is in compliance with the applicable Laws and the rules and regulations of any Regulatory Supervisory Organization applicable to it, except to the extent failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect.

ARTICLE 6
AFFIRMATIVE COVENANTS

        So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding or not otherwise provided for in full in a manner reasonably satisfactory to the L/C Issuer, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Restricted Subsidiary to:

        Section 6.01.    Financial Statements.    Deliver to the Administrative Agent for further distribution to each Lender:

          (a)   as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower beginning with the fiscal year ending on February 28, 2005, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail (and including a footnote that shall describe in reasonable detail the interest expense for such fiscal year with respect to the long-term debt of the Borrower and its Subsidiaries) and prepared in accordance with GAAP, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and audited and accompanied by a report and opinion of Grant Thornton LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit;

          (b)   as soon as available, but in any event within (x) sixty (60) days after the end of the fiscal quarters ended August 31, 2004 and November 30, 2004 and (y) forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower beginning with the fiscal quarter ended May 31, 2005, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth (except with respect to the any fiscal quarter of the fiscal year ended February 28, 2005), in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

          (c)   as soon as available, but in any event no later than forty-five (45) days after the end of each fiscal year, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries for the fiscal year following such fiscal year then ended, which shall be prepared in good faith upon reasonable assumptions at the time of preparation and which shall state therein all the material assumptions on the basis of which such forecasts were prepared), it being understood that actual results may vary from such forecasts and that such variations may be material;

          (d)   simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

          (e)   together with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and 6.01(b) above, FOCUS reports prepared with respect to Refco Securities LLC (or any successor to its business), and 1-FR reports prepared with respect to Refco LLC (or any successor to its business); and

          (f)    together with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and 6.01(b) above, to the extent permitted to be disclosed by the applicable Regulatory Supervising Organization or any Governmental Authority, audit reports (other than those described in clause (e) above) that have been prepared by or for any Regulatory Supervising Organization or any Governmental Authority, including without limitation the Chicago Mercantile Exchange and the NASD and comparable organizations in foreign jurisdictions, to the extent any such report described in this clause (f) discloses any material violation of applicable rules or regulations which could reasonably be expected to have a Material Adverse Effect.

        Section 6.02.    Certificates; Other Information.    Deliver to the Administrative Agent for further distribution to each Lender:

          (a)   no later than five (5) days after the delivery of each set of consolidated financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.11 or, if any such Event of Default shall exist, stating the nature and status of such event;

          (b)   (i) no later than five (5) days after the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and (ii) at the option of the Equity Investors, at any time on or after the tenth (10th) day prior to the last day of any fiscal quarter, notice of their intent to provide to the Borrower the Net Cash Proceeds of any Permitted Equity Issuance to the Equity Investors (a "Notice of Intent to Make an Equity Infusion") through capital contributions or the purchase of Equity Interests as contemplated pursuant to clause (b)(xix) and clause (aa) of the final proviso of the definition of "Consolidated EBITDA" to be included in the calculation of "Consolidated EBITDA" for the period ending in the last day of such fiscal quarter pursuant to such clause; provided that the delivery of a Notice of Intent to Make an Equity Infusion shall in no way affect or alter the occurrence, existence or continuation of any Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Loan Document, provided further that from the date of receipt of such Notice of Intent to Make an Equity Infusion by the Administrative Agent until the earlier of (i) the 20th Business Day following the delivery of the Compliance Certificate and (ii) the date on which the applicable equity infusion is made, neither the Administrative Agent nor any Lender shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Section 7.11.

          (c)   promptly after the same are publicly available, copies of each annual report, proxy or financial statement sent to the stockholders or members of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the 1934 Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

          (d)   promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business), statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Junior Financing Documentation in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

          (e)   promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from any Regulatory Supervising Organization or Governmental Authority concerning any material investigation or other material inquiry regarding any material violation of applicable Law by any Loan Party or any of its Subsidiaries;

          (f)    together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), (i) a report identifying all owned real property disposed of by any Loan Party or any of its Restricted Subsidiaries since the delivery of the last supplements and a list and description of all real property acquired or leased since the delivery of the last supplements (including, in the case of owned real property, the street address (if available), county or other relevant jurisdiction, state and the record owner), (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b), (iii) a list of each Subsidiary that is an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (if any), and (iv) a list of each Subsidiary that is a Designated Regulated Subsidiary as of the date of delivery of such Compliance Certificate that was not identified as such in the immediately preceding Compliance Certificate delivered pursuant to this clause (f); and

          (g)   promptly after the furnishing thereof, copies of all financial statements, forecasts, budgets or other similar information of Holdings furnished to the lenders or holders of any Permitted Holdco Debt; and

          (h)   promptly such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower's behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon the request of the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a "Public Lender"). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."

        Section 6.03.    Notices.    Promptly notify the Administrative Agent:

          (a)   of the occurrence of any Default;

          (b)   of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Restricted Subsidiary and any Regulatory Supervising Organization or any Governmental Authority, (iii) the commencement of, or any material adverse development in, any litigation, investigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or the assertion or occurrence of any noncompliance by any Loan Party or as any of its Subsidiaries with any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event;

          (c)   of the appearance of any of the Regulated Subsidiaries on the FICC advisory watch list; and

          (d)   of the application of any amount of Net Cash Proceeds of any transaction or event or of Excess Cash Flow pursuant to clause (c) of the definition of "Not Otherwise Applied".

        Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b) or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document in respect of which such Default exits.

        Section 6.04.    Payment of Obligations.    Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

        Section 6.05.    Preservation of Existence, Etc.    (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and, in the case of any Restricted Subsidiary of the Borrower, to the extent the failure to do so, could reasonably be expected to have a Material Adverse Effect, (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, free from disciplinary actions, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (c) preserve or renew all of its registered patents, trademarks, trade names, service marks and copyrights, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (d) keep and maintain in good standing and in full force and effect, all licenses, registrations and memberships of the Borrower and its Restricted Subsidiaries and all of their respective officers, directors and shareholders to the full extent required under applicable Law and the applicable rules and regulations promulgated by any Regulatory Supervising Organization or Governmental Authority, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

        Section 6.06.    Maintenance of Properties.    Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

        Section 6.07.    Maintenance of Insurance.    Maintain with financially sound and reputable insurance companies, insurance of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

        Section 6.08.    Compliance with Laws.    Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions, decrees, stipulations and settlement agreements applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

        Section 6.09.    Books and Records.    Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

        Section 6.10.    Inspection Rights.    Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower's expense; provided further that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower's accountants.

        Section 6.11.    Use of Proceeds.    Use the proceeds of the Credit Extensions (i) to finance in part the Acquisition, (ii) to pay fees and expenses incurred in connection with the Transaction and (iii) to provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions).

        Section 6.12.    Covenant to Guarantee Obligations and Give Security.    (a) Upon (A) the formation or acquisition of any new direct or indirect wholly owned Restricted Subsidiary by any Loan Party or the designation in accordance with Section 6.16 of any existing direct or indirect wholly owned Subsidiary as a Restricted Subsidiary or (B) any Restricted Subsidiary guaranteeing any obligations of Holdings, the Borrower or any other Restricted Subsidiary in respect of any Junior Financing, the Borrower shall, in each case at the Borrower's expense:

          (i)    within thirty (30) days after such formation, acquisition, designation or guarantee or such longer period as the Administrative Agent may agree in its reasonable discretion:

            (A)  cause each such Restricted Subsidiary that is (w) not a Foreign Subsidiary or a Regulated Subsidiary, (y) not Finance Co., so long as the Borrower is in compliance with the provisions of Section 7.16(b), (y) Finance Co., if at any time the Borrower is not in compliance with the provisions of Section 7.16(b) or (z) a Foreign Subsidiary or a Regulated Subsidiary that has guaranteed the obligations of Holdings, the Borrower or a Restricted Subsidiary in respect of any Junior Financing, to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Obligations of the Borrower;

            (B)  cause each direct or indirect parent of such Restricted Subsidiary which is also a Subsidiary of the Borrower (if it has not already done so) to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent guaranteeing the obligations of such Restricted Subsidiary, if any, under the Loan Documents;

            (C)  cause each such Restricted Subsidiary to furnish to the Administrative Agent a description of the real properties owned by such Restricted Subsidiary in detail reasonably satisfactory to the Administrative Agent;

            (D)  cause (x) each such Restricted Subsidiary that is required to become a Guarantor pursuant to Section 6.12(a)(i)(A) to duly execute and deliver to the Administrative Agent Mortgages, Security Agreement Supplements, Intellectual Property Security Agreements and other security documents, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreement and other security documents in effect on the Closing Date), granting a Lien in substantially all of the Material Real Property and personal property of such Restricted Subsidiary, in each case securing the Obligations of such Restricted Subsidiary under its Guaranty and (y) each direct or indirect parent of each Restricted Subsidiary that is required to become a Guarantor pursuant to Section 6.12(a)(i)(B) to duly execute and deliver to the Administrative Agent such Security Agreement Supplements and other security agreements as specified by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreements in effect on the Closing Date) granting a Lien on all of the outstanding Equity Interests issued by such Restricted Subsidiary and held by such parent, and all intercompany debt issued by such Restricted Subsidiary and held by such parent, in each case securing the Obligations of such Restricted Subsidiary under its Guaranty;

            (E)  (x) subject to the last sentence of this Section 6.12(a), cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to Section 6.12(a)(i)(A) to deliver any and all certificates representing Equity Interests owned by such Restricted Subsidiary accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany debt held by such Restricted Subsidiary, indorsed in blank to the Administrative Agent and (y) cause each direct or indirect parent of such Restricted Subsidiary that is required to provide a guaranty pursuant to Section 6.12(a)(i)(B) to deliver any and all certificates representing the outstanding Equity Interests of such Restricted Subsidiary held by such parent, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany debt issued by such Restricted Subsidiary and held by such parent, indorsed in blank to the Administrative Agent;

            (F)  take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages, Security Agreement Supplements, Intellectual Property Security Agreements and other security documents delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

          (ii)   within thirty (30) days after the request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.12(a) as the Administrative Agent may reasonably request, and

          (iii)  as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each Material Real Property owned or held by such Restricted Subsidiary that is the subject of such request, title reports in scope, form and substance reasonably satisfactory to the Administrative Agent and, to the extent available, surveys and environmental assessment reports.

It is understood and agreed that (i) no Foreign Subsidiary and no Regulated Subsidiary shall be obligated hereunder to guarantee the obligations of the Borrower (unless such Foreign Subsidiary or Regulated Subsidiary is a guarantor of any Junior Financing), (ii) Finance Co. shall not be obligated to guarantee the obligations of the Borrower, unless the Borrower fails to comply with the provisions of Section 6.18, (iii) no more than 65% of the voting Equity Interests of any Foreign Subsidiary that are held directly by a Loan Party shall be required to be pledged to support the Obligations (except to the extent pledged to support obligations under any Junior Financing), (iv) no Equity Interests of any Foreign Subsidiary that are held directly by a Foreign Subsidiary shall be required to be pledged to support the Obligations (except to the extent pledged to support obligations under any Junior Financing), and (v) no assets of any Regulated Subsidiary shall be required to be pledged to support obligations of the Borrower (except to the extent pledged to support obligations under any Junior Financing).

        (b)   Upon the acquisition of (x) any personal property by any Loan Party or (y) any Material Real Property by any Loan Party, and such personal property shall not already be subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, the Borrower shall give notice thereof to the Administrative Agent and shall, if requested by the Administrative Agent, cause such assets to be subjected to a Lien securing such Loan Party's Obligations and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including the actions referred to in Section 6.12(a)(i)(C), (D) , (E) and (F)(iii) with respect to Material Real Property or personal property.

        (c)   Notwithstanding the foregoing, (x) the Administrative Agent shall not take a security interest in or require any title insurance or similar items with respect to those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax, title insurance or similar items) is excessive in relation to the benefit to the Lenders of the security afforded thereby and (y) Liens required to be granted pursuant to this Section 6.12 shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction).

        Section 6.13.    Compliance with Environmental Laws.    Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

        Section 6.14.    Further Assurances.    (a) Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

        (b)   Concurrent with the delivery of each Compliance Certificate pursuant to Section 6.02(b), sign and deliver to the Administrative Agent an appropriate Intellectual Property Security Agreement with respect to all After-Acquired Intellectual Property (as defined in the Security Agreement) owned by it as of the last day of the period for which such Compliance Certificate is delivered, to the extent that such After-Acquired Intellectual Property is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it. In each case, the Borrower or Holdings will, and will cause each Guarantor to, promptly cooperate as necessary to enable the Administrative Agent to make any necessary or reasonably desirable recordations with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as appropriate.

        Section 6.15.    Regulatory Net Capital.    The Borrower will at all times cause each Designated Regulated Subsidiary to monitor its Regulatory Net Capital to ensure the same shall not be less than the highest Early Warning Threshold applicable to such Designated Regulated Subsidiary for a period of more than three (3) consecutive Business Days (which, in the case of interpretation of any applicable Law by a Regulatory Supervisory Organization with retroactive effect, shall commence on the date the Borrower receives notice from such Regulatory Supervisory Organization).

        Section 6.16.    Designation of Subsidiaries.    The board of directors of Holdings may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, Holdings and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.11 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (c) the Borrower and the Designated Regulated Subsidiaries may not be designated as an Unrestricted Subsidiary and (d) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a "Restricted Subsidiary" for the purpose of any Junior Financing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings or the Borrower (as applicable) therein at the date of designation in an amount equal to the net book value of Holdings' or the Borrower's (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

        Section 6.17.    Other Matters Relating to Regulated Business.    The Borrower will not permit any Designated Regulated Subsidiary to become subject to any injunction or agreement of any type, formal or informal, with any Governmental Authority or Regulatory Supervising Organization if the result thereof would be to prohibit the conduct of all or a material portion of the business of the Borrower and its Restricted Subsidiaries that, taken as a whole, could reasonably be expected to have a Material Adverse Effect.

        Section 6.18.    Consummation of the Acquisition.    Holdings and the Company shall cause (a) the Acquisition to be consummated on the Closing Date, in accordance with the terms of the Purchase Agreement, without any waiver or amendment of any material provision that would be adverse to the interests of the Lenders (unless the Arrangers shall have consented in writing to such waiver or amendment) and (b) the Target to execute and deliver to the Administrative Agent on the Closing Date the Assumption Agreement, upon consummation of the Merger.

ARTICLE 7
NEGATIVE COVENANTS

        So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding or not otherwise provided for in full in a manner reasonably satisfactory to the L/C Issuer, Holdings and the Borrower shall not, nor shall they permit any of their Restricted Subsidiaries to, directly or indirectly:

        Section 7.01.    Liens.    Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

          (a)   Liens pursuant to any Loan Document;

          (b)   Liens existing on the date hereof and listed on Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 7.03;

          (c)   Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days, or, if more than thirty (30) days overdue, (i) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

          (d)   Statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, (i) no other action has been taken to enforce such Lien, (ii) such Lien is being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (iii) with respect to which the failure to make payment as to all such amounts, in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

          (e)   (i) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, (ii) pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to Holdings, the Borrower or any of its Restricted Subsidiaries or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by the Borrower or any of its Restricted Subsidiaries to support the payments of the items set forth in clauses (i) and (ii) of this Section 7.01(e);

          (f)    deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

          (g)   easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the applicable Person;

          (h)   Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

          (i)    Liens securing Indebtedness in an aggregate principal amount not exceeding $60,000,000 and permitted under Sections 7.03(b)(v) and (b)(xv); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, and (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

          (j)    leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any of its material Restricted Subsidiaries or (ii) secure any Indebtedness (other than any obligation that is Indebtedness solely as a result of the operation of clause (e) of the definition thereof);

          (k)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

          (l)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

          (m)  Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i) and (m) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

          (n)   Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary to the extent permitted under Section 7.03(b);

          (o)   Liens in favor of the Borrower or a Restricted Subsidiary of the Borrower securing Indebtedness permitted under Section 7.03(b)(iv);

          (p)   Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary) and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extensions thereof) is permitted under Section 7.03(b);

          (q)   Liens arising from precautionary UCC financing statement filings regarding leases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

          (r)   Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business not prohibited by this Agreement;

          (s)   Permitted Encumbrances;

          (t)    Liens on the Collateral (but not any other assets) securing Indebtedness under the Second Lien Facility, so long as such Liens are subject to the Second Lien Intercreditor Agreement;

          (u)   other Liens securing Indebtedness or other obligations (other than Indebtedness or other obligations under the Second Lien Facility) outstanding in an aggregate principal amount not to exceed $25,000,000;

          (v)   Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, and (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and its Restricted Subsidiaries;

          (w)  Liens solely on any cash earnest money deposits made by Holdings, the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

          (x)   Liens on any property of any Restricted Subsidiary or any Regulated Subsidiary created in connection with Customer Financings; and

          (y)   Liens on the assets of any Regulated Subsidiary or on the assets of RCML, in each case incurred by such Person in the ordinary course of its brokerage business to finance the carrying of securities and other investment positions.

Notwithstanding the foregoing, no Liens on any Regulated Equity Collateral shall be permitted at any time, other than nonconsensual Liens arising solely by operation of law and permitted by this Section 7.01 and Liens securing the Obligations.

        Section 7.02.    Investments.    Make or hold any Investments, except:

          (a)   Investments by Holdings, the Borrower or such Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made (but not, in the case of Holdings, pursuant to clause (g) of the definition thereof), and the holding of cash at any time by Holdings, the Borrower or such Restricted Subsidiary;

          (b)   loans or advances to directors, officers, members of management and employees of Holdings, the Borrower and its Restricted Subsidiaries (i) in an aggregate amount not to exceed $5,000,000 at any time outstanding, for business-related travel, entertainment, relocation and analogous ordinary business purposes, and (ii) in connection with such Person's purchase of Equity Interests of Holdings (or, after the occurrence of a Qualifying IPO, the Borrower) in an aggregate amount not to exceed the amount of such Restricted Payments permitted to be made pursuant to Section 7.06(g);

          (c)   Investments (i) by any Loan Party in any other Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any Loan Party, (iii) by any Loan Party in any Regulated Subsidiary that is not a Loan Party (x) in the ordinary course of business or (y) to consummate any transaction permitted by this Article 7, (iv) by any Regulated Subsidiary in any other Regulated Subsidiary, (v) by any Loan Party in an aggregate amount not to exceed $50,000,000 in any Restricted Subsidiary that is not a Regulated Subsidiary and is not a Loan Party;

          (d)   Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

          (e)   Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Section 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;

          (f)    Investments existing or contemplated on the date hereof and set forth on Schedule 7.02(f) and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

          (g)   Investments by the Borrower and its Subsidiaries in the Refco Swap Contracts permitted by Section 7.03;

          (h)   promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

          (i)    the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests (other than directors' qualifying shares) in a Person that, upon the consummation thereof, will be owned directly by the Borrower or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a "Permitted Acquisition"):

            (A)  each applicable Loan Party and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the requirements of Section 6.12;

            (B)  the total cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers thereof, earnouts and other contingent payment obligations to such sellers and all assumptions of Indebtedness in connection therewith, but excluding any Excluded Consideration) paid by or on behalf of the Borrower and its Restricted Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Restricted Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Restricted Subsidiaries pursuant to this Section 7.02(i), shall not exceed (x)$500,000,000 in the aggregate during the term of this Agreement and (y) $200,000,000 for any single purchase or acquisition or series of related purchases or acquisitions;

            (C)  (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, Holdings, the Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the chief financial officer of the Borrower demonstrating such compliance calculation in reasonable detail; and

            (D)  the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

          (j)    the Acquisition;

          (k)   Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, such Persons arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

          (l)    loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments permitted to be made to Holdings in accordance with Section 7.06;

          (m)  so long as immediately after giving effect to any such Investment, no Event of Default has occurred and is continuing, other Investments that (net of any cash repayment of or return on such Investments theretofore received) do not exceed (i) $50,000,000 for the period from and including the Closing Date to and including February 28, 2006 and (ii) $25,000,000 in any fiscal year thereafter; provided that (1) the amounts set forth in clauses (i) and (ii) may be increased by (x) any Excluded Consideration, (y) the Net Cash Proceeds of Permitted Equity Issuances which are Not Otherwise Applied, and (z) with respect to Investments other than Investments in Joint Ventures, the Net Cash Proceeds of Permitted Subordinated Indebtedness permitted by Section 7.03(a)(iii)(A)(1) which are Not Otherwise Applied, (2) the amount set forth in clause (ii) may be increased by any unused amounts not to exceed $25,000,000 from the immediately preceding fiscal year or period, as applicable and (3) the aggregate amount of Investments permitted to be made pursuant to this clause (n) at any time shall be adjusted as contemplated by clause (b) of the proviso set forth in Section 2.05(b)(viii) and the last sentence of Section 2.05(b)(viii); and provided further that, to the extent that any such Investment (or series of related Investments) made pursuant to this clause (m) consists of the contribution(s) or other transfer(s) of property (other than cash) having an aggregate net book value in excess of $5,000,000 to a Joint Venture for consideration less than the fair market value of such property, then the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate demonstrating that, upon after giving Pro Forma Effect to such Investment(s), the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11;

          (n)   advances of payroll payments to employees in the ordinary course of business;

          (o)   Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capital Lease Obligations) entered into in the ordinary course of business;

          (p)   Investments in the ordinary course consisting of endorsements for collection or deposit,

          (q)   Investments in Unrestricted Subsidiaries; provided that immediately after giving effect to such Investment, the fair market value of the assets of such Subsidiary, when aggregated with the fair market value of the assets of all other Unrestricted Subsidiaries, shall not exceed 5% of the aggregate fair market value of the assets of Holdings and its Subsidiaries calculated as of the date any such Investment is made; and

          (r)   (i) in the case of any Regulated Subsidiaries, Investments consisting of Swap Contracts or extensions of credit, in each case entered into or made in the ordinary course of business in accordance with normal practice and (ii) in the case of Holdings or the Borrower, Guarantees of any such Investments described in clause (i).

        Notwithstanding the foregoing, none of Holdings, the Borrower or any of their Restricted Subsidiaries shall make any Investment in Finance Co.

        Section 7.03.    Indebtedness.    Create, incur, assume or suffer to exist any Indebtedness, except:

          (a)   in the case of the Borrower:

            (i)    (A) Indebtedness in respect of the Second Lien Facility (1) in an aggregate amount, together with any Permitted Subordinated Indebtedness under Section 7.03(a)(iii), not to exceed $50,000,000 and (2) in an aggregate amount in excess of $50,000,000 solely to the extent that such excess amounts are applied to repay the Term Loans pursuant to Section 2.05(b)(iv) and (B) any Permitted Refinancing thereof;

            (ii)   Indebtedness evidenced by the Senior Subordinated Notes and any Permitted Refinancing thereof; and

            (iii)  (A) Permitted Subordinated Indebtedness (1) in an aggregate amount, together with Indebtedness in respect of any Second Lien Facility, not to exceed $50,000,000, and (2) in an aggregate amount in excess of $50,000,000 solely to the extent that such excess amounts are applied to prepay the Term Loans pursuant to Section 2.05(b)(iv), and (B) any Permitted Refinancing thereof.

          (b)   in the case of the Borrower and its Restricted Subsidiaries:

            (i)    Indebtedness of the Loan Parties under the Loan Documents;

            (ii)   Indebtedness outstanding on the date hereof and listed on Schedule 7.03(b) and any Permitted Refinancing thereof;

            (iii)  Guarantees of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of the Borrower or such Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any Senior Subordinated Notes (or any Permitted Refinancing thereof) shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Subsidiary Guarantee and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

            (iv)  Indebtedness of the Borrower and its Restricted Subsidiaries that constitutes an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party, it being understood that such Loan Party may make payments thereon until the occurrence and continuance of an Event of Default;

            (v)   Attributable Indebtedness and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings), in each case of the Borrower and Restricted Subsidiaries to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i) and any Permitted Refinancing thereof; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

            (vi)  Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding for all such Persons taken together not exceeding $5,000,000;

            (vii) Indebtedness in respect of Refco Swap Contracts;

            (viii) Indebtedness (other than for borrowed money) subject to Liens permitted under Section 7.01;

            (ix)  Indebtedness of the Borrower and its Restricted Subsidiaries (A) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (B) owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, in each case, so long as both immediately prior and after giving effect thereto, (x) no Event of Default shall exist or result therefrom, and (y) Holdings, the Borrower and its Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.11, after giving effect to such Permitted Acquisition and the incurrence or issuance of such Indebtedness and any Permitted Refinancing thereof;

            (x)   Indebtedness representing deferred compensation to employees of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

            (xi)  Indebtedness consisting of promissory notes issued by any Loan Party to future, present or former directors, officers, members of management, employees or consultants of Holdings or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or, after the occurrence of a Qualifying IPO, the Borrower) permitted by Section 7.06;

            (xii) Indebtedness incurred by the Borrower or its Restricted Subsidiaries in a Permitted Acquisition or Disposition under agreements providing for indemnification, the adjustment of the purchase price or similar adjustments;

            (xiii) Indebtedness consisting of obligations of the Borrower or its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions;

            (xiv) Cash Management Obligations and Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

            (xv) Indebtedness in an aggregate principal amount not to exceed $100,000,000 at any time outstanding;

            (xvi) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

            (xvii) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

            (xviii) obligations in respect of performance and surety bonds and performance and completion guarantees provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

            (xix) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxi) above; and

            (xx) Customer Financings;

  provided that the aggregate outstanding principal or face amount of Indebtedness (other than Indebtedness described in clauses (b)(iv) and (b)(xx)) of the Restricted Subsidiaries that are Regulated Subsidiaries (other than Foreign Subsidiaries) shall not exceed $50,000,000 at any time.

          (c)   in the case of Holdings:

            (i)    Indebtedness under the Loan Documents;

            (ii)   Guarantees of Indebtedness under the Senior Subordinated Notes, Permitted Subordinated Indebtedness, Second Lien Facility or any Permitted Refinancing of any of them;

            (iii)  unsecured Indebtedness of Holdings ("Permitted Holdco Debt") that (A) is not subject to any Guarantee by the Borrower or any Restricted Subsidiary, (B) will not mature prior to the date that is ninety-one (91) days after the scheduled Maturity Date of the Term Loans, (C) has no scheduled amortization or payments of principal prior to the date that is ninety-one (91) days after the scheduled Maturity Date of the Term Loans, (D) does not permit any payments in cash of interest or other amounts in respect of the principal thereof for at least five (5) years from the date of the issuance or incurrence thereof, (E) has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive than those set forth in the Senior Subordinated Notes taken as a whole (other than provisions customary for senior discount notes of a holding company), and (F) contains provisions with respect to paid-in-kind interest which are reasonably satisfactory to the Administrative Agent; provided that any such Indebtedness shall constitute Permitted Holdco Debt only if (i) both before and after giving effect to the issuance or incurrence thereof, no Event of Default shall have occurred and be continuing, (ii) after giving Pro Forma Effect to the issuance or incurrence thereof, the Holdings Consolidated Leverage Ratio shall be less than 5.75:1 and the Leverage Ratio shall be less than 3.75:1, (iii) if the amount of such Indebtedness issued or incurred in any fiscal quarter exceeds $25,000,000, the Chief Financial Officer of Holdings or the Borrower shall have delivered an officer's certificate demonstrating Pro Forma Compliance with the covenants set forth in Section 7.11 in form and substance reasonably satisfactory to the Administrative Agent, it being understood that any capitalized or paid-in-kind interest or accreted principal on such Indebtedness shall not constitute an issuance or incurrence of Indebtedness for purposes of this proviso;

            (iv)  unsecured Guarantees of obligations of its Subsidiaries in the ordinary course of business;

            (v)   Indebtedness permitted pursuant to clause (b)(iv) above;

            (vi)  Indebtedness owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, so long as, if applicable, Holdings complies with the proviso in Section 7.06(h)(iv) (whether or not any Restricted Payment is made to Holdings); and

            (vii) Indebtedness of the type described in Sections 7.03(b)(vii), 7.03(b)(viii), 7.03(b)(x), 7.03(b)(xi), 7.03(b)(xii), 7.03(b)(xiii), 7.03(b)(xiv), 7.03(b)(xvi)(A), 7.03(b)(xvii) (but only with respect to liability insurance) and 7.03(b)(xix) (but only with respect to Indebtedness otherwise permitted under this Section 7.03(c)).

        Section 7.04.    Fundamental Changes.    Merge, dissolve, liquidate, consolidate with or into another Person, except that:

          (a)   any Restricted Subsidiary may merge with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction so long as the Borrower remains organized under the laws of the United States or any state thereof and does not become a regulated entity); provided that the Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent, or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, (A) a Loan Party shall be the continuing or surviving Person or (B) to the extent constituting an Investment, such Investment must be an Investment in or Indebtedness permitted by Sections 7.02(c) and 7.03(b)(iv), respectively;

          (b)   (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary (other than the Borrower) may liquidate or dissolve or change its legal form;

          (c)   so long as no Event of Default exists or would result therefrom, any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02, the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.12, (ii) to the extent the purpose of such transaction is to designate a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary such transaction must be permitted by Section 6.16, or (iii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02;

          (d)   the Borrower and its Restricted Subsidiaries may consummate the Acquisition;

          (e)   the Borrower and its Restricted Subsidiaries may consummate a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05; provided that (i) if the Borrower is a party thereto, the Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent, (ii) the Borrower or such surviving Person shall be organized under the laws of the United States or any state thereof and (iii) the Borrower or such surviving person shall not be a regulated entity; and

          (f)    the Borrower may merge with a Subsidiary of Holdings for the purpose of effecting an Investment permitted pursuant to Section 7.02; provided that (i) the Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent, (ii) the Borrower or such surviving Person shall be organized under the laws of the United States or any state thereof and (iii) the Borrower or such surviving person shall not be a regulated entity.

        Section 7.05.    Dispositions.    Make any Disposition of any of its property except:

          (a)   Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

          (b)   Dispositions of inventory in the ordinary course of business;

          (c)   Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

          (d)   Dispositions of property by any Restricted Subsidiary to the Borrower or to a Restricted Subsidiary (including any such Dispositions effected pursuant to a merger, liquidation or dissolution); provided that if the transferor of such property is a Guarantor or the Borrower (i) the transferee thereof must either be the Borrower or a Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

          (e)   Dispositions permitted by Section 7.04 (so long as any Disposition pursuant to a liquidation permitted pursuant to Section 7.04(b)(ii) shall be done on a pro rata basis among the equity holders of the applicable Subsidiary) and 7.06 and Liens permitted by Section 7.01;

          (f)    Dispositions by the Borrower and its Restricted Subsidiaries of property pursuant to sale-leaseback transactions; provided that (i) the fair market value of all property so Disposed of shall not exceed $25,000,000 from and after the Closing Date and (ii) the purchase price for such property shall be paid to the Borrower or such Restricted Subsidiary for not less than 75% cash consideration;

          (g)   Dispositions of Cash Equivalents;

          (h)   Dispositions of accounts receivable in connection with the collection or compromise thereof;

          (i)    leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of Holdings, the Borrower and its Restricted Subsidiaries;

          (j)    transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

          (k)   Dispositions of property by the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (k) shall not exceed $50,000,000 and (iii) the purchase price for such property (if in excess of $5,000,000) shall be paid to the Borrower or such Restricted Subsidiary for not less than 75% cash consideration;

          (l)    Dispositions consisting of the abandonment of IP Rights which is not otherwise prohibited by the terms of the Loan Documents;

          (m)  Dispositions of Investments in Joint Ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties forth in, joint venture arrangements and similar binding arrangements in effect on the Closing Date; and

          (n)   Dispositions of the Borrower's interest in Forstmann-Leff Associates Holdings, LLC.

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(d) and (e)), shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Notwithstanding the foregoing, none of Holdings, the Borrower or any of their Restricted Subsidiaries shall Dispose of any of their respective assets to Finance Co.

        Section 7.06.    Restricted Payments.    Declare or make, directly or indirectly, any Restricted Payment, except:

          (a)   each Restricted Subsidiary may make Restricted Payments to the Borrower and to Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to (i) the Borrower or Restricted Subsidiary and (ii) each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests);

          (b)   Holdings, the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

          (c)   so long as no Event of Default shall have occurred and be continuing or would result therefrom, (x) Holdings may make Restricted Payments with the proceeds received from any Permitted Equity Issuance to the extent not required to prepay the Term Loans pursuant to Section 2.05(b) and (y) Holdings may make Restricted Payments with the proceeds of the issuance of Permitted Holdco Debt;

          (d)   Holdings and the Borrower may make Restricted Payments made on the Closing Date to consummate the Acquisition and the other Transactions;

          (e)   to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into transactions expressly permitted by Section 7.04 or 7.08;

          (f)    repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

          (g)   Holdings may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings held by any future, present or former director, officer, member of management, employee or consultant of Holdings or any of its Subsidiaries (or the estate, family members, spouse or former spouse of any of the foregoing); provided that the aggregate amount of Restricted Payments made under this clause (g) does not exceed in any calendar year $5,000,000 (with unused amounts in any calendar year being carried over to the two (2) succeeding calendar years); and provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) to directors, officers, members of management, employees or consultants of Holdings or of its Subsidiaries (or the estate, family members, spouse or former spouse of any of the foregoing) that occurs after the Closing Date plus (B) the amount of any cash bonuses otherwise payable to directors, officers, members of management, employees or consultants of Holdings or any of its Subsidiaries in connection with the Transaction that are foregone in return for the receipt of Equity Interests of Holdings pursuant to a deferred compensation plan of such Person plus (C) the cash proceeds of key man life insurance policies received by Holdings, the Borrower or its Subsidiaries after the Closing Date (provided that Holdings may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (g);

          (h)   the Borrower and its Restricted Subsidiaries may make Restricted Payments to Holdings:

            (i)    the proceeds of which shall be used by Holdings to pay (A) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $1,000,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of Holdings attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries and (B) its franchise or similar taxes;

            (ii)   constituting Tax Distributions for so long as the Borrower (A) is treated as a pass-through or disregarded entity for United States federal income tax purposes or (B) is included in a consolidated, combined or unitary tax return filing group of which it is not the parent;

            (iii)  the proceeds of which will be used by Holdings to make Restricted Payments permitted by clause (g);

            (iv)  to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or its Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries in order to consummate such Permitted Acquisition;

            (v)   the proceeds of which shall be used by Holdings to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

            (vi)  the proceeds of which shall be used by Holdings to pay when due (and required to be paid in cash), and in aggregate amounts equal to, accrued and unpaid interest on Permitted Holdco Debt; provided that before and immediately after giving effect to such payment, no Event of Default shall exist or would result from such action; and

            (vii) the proceeds of which shall be used to make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or its Restricted Subsidiaries, provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 7.06 (as determined in good faith by the managing board or board of directors, as the case may be, of the Borrower (or any authorized committee thereof).

          (i)    in addition to the foregoing Restricted Payments, the Borrower may make additional Restricted Payments to Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments, in an aggregate amount not to exceed $10,000,000 (such amount to be increased to (A) $35,000,000 if the Leverage Ratio as of the last day of the immediately preceding four fiscal quarters was less than 4.0:1 and (B) $50,000,000 if the Leverage Ratio as of the last day of the immediately preceding four fiscal quarters was less than 3.5:1); provided that such amounts may be increased by an amount equal to 50% of Cumulative Excess Cash Flow that is Not Otherwise Applied. For the purpose of this clause (i), "Cumulative Excess Cash Flow" means the sum of Excess Cash Flow for each fiscal year commencing with the fiscal year ended February 28, 2005 and ending on the last day of the Borrower's most recently ended fiscal year;

          (j)    from and after a Qualifying IPO of the Borrower, the Borrower may make the Restricted Payments referred to in clauses (c)(x), (f), (g), (h)(ii), (h)(vii) or (i);

          (k)   the Borrower and each Restricted Subsidiary may declare and make Restricted Payments with respect to Class B Equity Interests; and

          (l)    Restricted Payments in respect of the Disposition of the Borrower's interest in Forstmann-Leff Associates Holdings, LLC.

        Section 7.07.    Change in Nature of Business.    Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof or any business reasonably related or ancillary thereto. The foregoing sentence to the contrary notwithstanding, the Borrower will not, and will not permit any Restricted Subsidiary, directly or indirectly, to (a) invest as a principal for its own account in any futures market with a purpose of such Investments being the generation of income from the directional price movement of such market, or (b) make any Investment in futures contracts, other than for the purpose of bona fide hedging of assets acquired or liabilities incurred in the ordinary course of its business; provided that nothing in this Section 7.07 shall prohibit the Borrower and its Restricted Subsidiaries from making an Investment in reliance on Section 7.02(m) (and subject to the limitations set forth therein) in any Person that engages in the activities described in clauses (a) or (b) of this Section 7.07.

        Section 7.08.    Transactions with Affiliates.    Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions among Loan Parties, (b) on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate, (c) the payment of fees and expenses in connection with the consummation of the Transactions in amounts disclosed to the Lenders prior to the Closing Date, (d) so long as no Event of Default shall have occurred and be continuing under Section 8.01(f), the payment of fees to the Sponsor under the Sponsor Management Agreement; provided that such payments shall not exceed with respect to any fiscal year the aggregate amount of payments to be made with respect to such fiscal year under the Sponsor Management Agreement as in effect on the Closing Date, (e) equity issuances by Holdings (or after a Qualifying IPO, the Borrower) permitted under Section 7.06, (f) loans and other transactions by Holdings, the Borrower and its Restricted Subsidiaries to the extent permitted under this Article 7, (g) customary fees payable to any directors of Holdings (or after a Qualifying IPO, the Borrower) and reimbursement of reasonable out of pocket costs of the directors of Holdings (or after a Qualifying IPO, the Borrower), (h) employment and severance arrangements between Holdings, the Borrower or its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (i) payments by Holdings, the Borrower and its Subsidiaries pursuant to the tax sharing agreements among Holdings, the Borrower and its Subsidiaries on customary terms, (j) the payment of customary fees and indemnities to directors, officers and employees of Holdings, the Borrower and the Subsidiaries in the ordinary course of business, (k) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (l) dividends, redemptions and repurchases permitted under Section 7.06, and (m) payments by Holdings, the Borrower and any Restricted Subsidiaries to the Sponsor made for any customary financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the board of directors of Holdings in good faith.

        Section 7.09.    Burdensome Agreements.    Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of the Borrower to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, or (b) the Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Agents and the Lenders with respect to the credit facilities established hereunder and the Obligations or under the Loan Documents; provided that the foregoing shall not apply to Contractual Obligations which (i) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of the restrictions described in clauses (a) or (b) that are contained in such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (iii) represent Indebtedness of a Restricted Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.05, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness or expressly permits Liens for the benefit of the Agents and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(b)(v) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, or (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business; and provided further that the foregoing clause (a) shall not apply to a Contractual Obligation set forth in the Second Lien Facility Documentation.

        Section 7.10.    Use of Proceeds.    Use the proceeds of any Credit Extension, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U issued by the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, in each case in violation of Regulation U issued by the FRB.

        Section 7.11.    Financial Covenants.    (a) Leverage Ratio.    Permit the Leverage Ratio as of the end of any fiscal quarter of the Borrower (beginning with the fiscal quarter ending November 30, 2004) set forth below to be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2005	Not applicable	Not applicable	6.50:1	6.25:1
2006	6.25:1	6.00:1	6.00:1	5.50:1
2007	5.50:1	5.25:1	5.25:1	5.00:1
2008	5.00:1	4.75:1	4.75:1	4.25:1
2009	4.25:1	4.25:1	4.25:1	3.50:1
2010	3.50:1	3.50:1	3.50:1	3:00:1
2011	3.00:1	3.00:1	3.00:1	3:00:1
2012	3.00:1	3.00:1	3.00:1	Not applicable

        (b)    Interest Coverage Ratio.    Permit the Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower (beginning with the fiscal quarter ending November 30, 2004) (as set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2005	Not applicable	Not applicable	2.15:1	2.15:1
2006	2.15:1	2.15:1	2.15:1	2.25:1
2007	2.25:1	2.25:1	2.25:1	2.45:1
2008	2.45:1	2.45:1	2.45:1	2.70:1
2009	2.70:1	2.70:1	2.70:1	3.00:1
2010	3.00:1	3.00:1	3.00:1	3.00:1
2011	3.00:1	3.00:1	3.00:1	3.00:1
2012	3.00:1	3.00:1	3.00:1	Not applicable

        Section 7.12.    Amendments of Organization Documents.    Amend any of its Organization Documents in a manner materially adverse to the Administrative Agent or the Lenders.

        Section 7.13.    Accounting Changes.    Make any change in fiscal year.

        Section 7.14.    Prepayments, Etc. of Indebtedness.    (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any of the Senior Subordinated Notes, any Permitted Subordinated Indebtedness, any Permitted Holdco Debt or any Second Lien Facility (collectively, "Junior Financing") or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Cash Proceeds of any Permitted Subordinated Indebtedness, Permitted Holdco Debt, Permitted Equity Issuance or any Second Lien Facility to the extent not required to prepay any Loans pursuant to Section 2.05(b) and (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests), or (b) amend, modify or change in any manner materially adverse to the interests of the Administrative Agent or the Lenders any term or condition of any Junior Financing Documentation or the Second Lien Intercreditor Agreement without the consent of the Administrative Agent.

        Section 7.15.    Amendment of Purchase Agreement.    Amend, modify or supplement the Purchase Agreement or waive or otherwise consent to any change or departure from any of the terms or conditions of the Purchase Agreement in any manner materially adverse to the interests of the Lenders without the consent of the Administrative Agent.

        Section 7.16.    Activities of Holdings and Finance Co.    (a) In the case of Holdings, (i) conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the Equity Interests of the Borrower, the performance of the Loan Documents, the Purchase Agreement and the other agreements contemplated by the Purchase Agreement and any transactions that Holdings is permitted to enter into or consummate under this Article 7 or (ii) incur any Indebtedness other than Indebtedness permitted pursuant to Section 7.03(c).

        (b)   In the case of Finance Co., hold any assets, or conduct, transact or otherwise engage in any business or operations other than (i) those incidental to its issuance of the Senior Subordinated Notes and the performance of the Senior Subordinated Notes and the Senior Subordinated Notes Indenture, and (ii) being a co-obligor or guarantor with respect to Indebtedness so long as the net proceeds thereof are received by a Loan Party.

        Section 7.17.    Designated Senior Debt.    Designate any other Indebtedness (other than under this Agreement and the other Loan Documents) of the Borrower or its Restricted Subsidiaries as "Senior

Indebtedness" or "Senior Secured Financing" (or any comparable term) under, and as defined in, any Junior Financing Documentation.

        Section 7.18.    Capital Expenditures.    (a) Make any Capital Expenditure except for Capital Expenditures not exceeding, in the aggregate for the Borrower and its Restricted Subsidiaries during (i) the period commencing on the Closing Date and ending on the last day of the fiscal year ending in 2005, $30,000,000 and (ii) the fiscal year ending during each year set forth below, the amount set forth opposite such year:

Year	Amount
2006	$40,000,000
2007	$45,000,000
2008	$50,000,000
2009	$70,000,000
2010	$55,000,000
2011	$55,000,000
2012	$55,000,000

        (b)   Notwithstanding anything to the contrary contained in clause (a) above, to the extent that the aggregate amount of Capital Expenditures made by the Borrower and the Restricted Subsidiaries in any fiscal year pursuant to Section 7.18(a) is less than the amount set forth for such fiscal year, the amount of such difference (the "Rollover Amount") may be carried forward and used to make Capital Expenditures in the immediately succeeding fiscal year to the extent that such Rollover Amount shall not previously have been used to determine the permissibility of an Investment pursuant to Section 7.02(m).

ARTICLE 8
EVENTS OF DEFAULT AND REMEDIES

        Section 8.01.    Events of Default.    Any of the following shall constitute an "Event of Default":

          (a)    Non-Payment.    The Borrower or any other Loan Party fails to pay (i) when due, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

          (b)    Specific Covenants.    The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (solely with respect to Holdings and the Borrower), 6.11, 6.18 or Article 7; provided that any Event of Default under Section 7.11 is subject to cure as contemplated by the last proviso set forth in the definition of "Consolidated EBITDA"; or

          (c)    Other Defaults.    Any Loan Party fails to perform or observe (i) any term, covenant or agreement contained in Section 6.15 and such failure continues for ten (10) Business Days or (ii) any other term, covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or

          (d)    Representations and Warranties.    Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

          (e)    Cross-Default.    Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

          (f)    Insolvency Proceedings, Etc.    Any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

          (g)    Inability to Pay Debts; Attachment.    (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

          (h)    Judgments.    There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

          (i)    ERISA.    (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

          (j)    Invalidity of Loan Documents.    Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Regulated Subsidiary contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

          (k)    Change of Control.    There occurs any Change of Control; or

          (l)    Collateral Documents.    Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected first priority Lien on and security interest in the Collateral covered thereby, subject to Liens permitted under Section 7.01, or any Loan Party shall assert in writing such invalidity or lack of perfection or priority, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except, as to Collateral consisting of real property to the extent that such losses are covered by a lender's title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer; or

          (m)    Junior Financing Documentation.    (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be "Senior Indebtedness" (or any comparable term) or "Senior Secured Financing" (or any comparable term) under, and as defined in, any Junior Financing Documentation, (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, if applicable, or (iii) the Second Lien Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Indebtedness under the Second Lien Facility, if applicable.

        Section 8.02.    Remedies Upon Event of Default.    If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

          (a)   declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

          (b)   declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

          (c)   require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

          (d)   exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

        Section 8.03.    Application of Funds.    After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

          First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3 but excluding principal and interest) payable to the Administrative Agent in its capacity as such;

          Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

          Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

          Fourth, to payment of (i) that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (ii) Secured Hedging Obligations and (iii) the Cash Management Obligations, ratably among the Lenders and/or other holders thereof in proportion to the respective amounts described in this clause Fourth held by them;

          Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

          Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

          Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, delivered to the Borrower.

ARTICLE 9
ADMINISTRATIVE AGENT AND OTHER AGENTS

        Section 9.01.    Appointment and Authorization of Agents.    (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

        (b)   The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Agent" as used in this Article 9 and in the definition of "Agent-Related Person" included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

        (c)   The Administrative Agent shall also act as the "collateral agent" under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as "collateral agent" (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 (including, without limitation, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the "collateral agent" under the Loan Documents) as if set forth in full herein with respect thereto.

        Section 9.02.    Delegation of Duties.    The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

        Section 9.03.    Liability of Agents.    No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

        Section 9.04.    Reliance by Agents.    (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

        (b)   For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

        Section 9.05.    Notice of Default.    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 8; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

        Section 9.06.    Credit Decision; Disclosure of Information by Agents.    Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this

Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

        Section 9.07.    Indemnification of Agents.    Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person's own gross negligence or willful misconduct; provided that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided further that to the extent an L/C Issuer is entitled to indemnification under this Section 9.07 solely in connection with its role as an L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify the L/C Issuer in accordance with this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

        Section 9.08.    Agents in their Individual Capacities.    Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

        Section 9.09.    Successor Agents.    The Administrative Agent may resign as the Administrative Agent upon thirty (30) days' notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent," shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent's appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of this Article 9 and Section 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above; provided that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

        Section 9.10.    Administrative Agent May File Proofs of Claim.    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

          (a)   to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.03(i) 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

          (b)   to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Section 2.09 and 10.04.

        Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

        Section 9.11.    Collateral and Guaranty Matters.    The Lenders irrevocably authorize the Administrative Agent:

          (a)   to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (or provision therefor in full in a manner reasonably satisfactory to the L/C Issuer), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, or (iv) owned by a Guarantor upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

          (b)   to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(e), (f), (g), (i), (j), (m), (p), (r), (w), (x) and (y) ; and

          (c)   to release any Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Junior Financing unless and until such guarantor is (or is being simultaneously) released from its guarantee with respect to such Junior Financing.

        Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will, at the Borrower's expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

        Section 9.12.    Other Agents; Arrangers and Managers.    None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "co syndication agent," "co-documentation agent", "co agent," "book manager," "lead manager," "arranger," "lead arranger" or "co-arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

        Section 9.13.    Appointment of Supplemental Administrative Agents.    (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan

Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a "Supplemental Administrative Agent" and collectively as "Supplemental Administrative Agents").

        (b)   In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article 9 and of Section 9.07(obligating the Borrower to pay the Administrative Agent's expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

        (c)   Should any instrument in writing from the Borrower, Holdings or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE 10
MISCELLANEOUS

        Section 10.01.    Amendments, Etc.    No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

          (a)   extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

          (b)   postpone any date scheduled for any payment of principal or interest under Section 2.07 or 2.08 or fees under Section 2.03(i) or 2.09(a) without the written consent of each Lender directly affected thereby, it being understood that the waiver of any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

          (c)   reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate of interest; provided that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest at the Default Rate;

          (d)   change any provision of this Section 10.01 or the definition of "Required Lenders" without the written consent of each Lender;

          (e)   change Section 2.13 or 8.03 in any manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby;

          (f)    other than in a transaction permitted under Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

          (g)   other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the value of the Guaranty, without the written consent of each Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

        Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

        In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans

("Refinanced Term Loans") with a replacement term loan tranche hereunder ("Replacement Term Loans"); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

        Notwithstanding anything to the contrary contained in Section 10.01, in the event that the Borrower requests that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Required Lenders, then with the consent of the Borrower and the Required Lenders, the Borrower and the Required Lenders shall be permitted to amend the Agreement without the consent of the Lender or Lenders that did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the "Minority Lenders") to provide for (a) the termination of the Commitment of each of the Minority Lenders, (b) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Commitment of one or more of the Required Lenders (with the written consent thereof), so that the total Commitment after giving effect to such amendment shall be in the same amount as the total Commitment immediately before giving effect to such amendment, (c) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Required Lender or Lenders, as the case may be, as may be necessary to repay in full, at par, the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (d) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (a), (b), (c) and (d).

        Section 10.02.    Notices and Other Communications; Facsimile Copies.    (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Section 10.02(c)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

            (i)  if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

           (ii)  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

        (b)    Effectiveness of Facsimile Documents and Signatures.    Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

        (c)    Limited Use of Electronic Mail.    Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

        (d)    Reliance by Agents and Lenders.    The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

        Section 10.03.    No Waiver; Cumulative Remedies.    No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

        Section 10.04.    Attorney Costs, Expenses and Taxes.    The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Davis Polk & Wardwell, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs of counsel to the Administrative Agent). The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid promptly. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

        Section 10.05.    Indemnification by the Borrower.    Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, attorneys-in-fact, trustees and advisors (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs (which shall be limited to one (1) counsel to the Administrative Agent and the Lenders (exclusive of one local counsel to the Administrative Agent and the Lenders in each relevant jurisdiction), unless (x) the interests of the Administrative Agent and the Lenders are sufficiently divergent, in which case one (1) additional counsel may be appointed and (y) if the interests of any Lender or group of Lenders (other than all of the Lenders) are distinctly or disproportionately affected, one (1) additional counsel for such Lender or group of Lenders in the case of clause (a) below)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) have resulted from the gross negligence or willful misconduct of such Indemnitee or breach of the Loan Documents by such Indemnitee or (y) arise from claims of any of the Lenders solely against one or more Lenders (and not by one or more Lenders against the Administrative Agent or one or more of the other Agents) that have not resulted from the action, inaction, participation or contribution of the Borrower or its Subsidiaries or other Affiliates or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid promptly. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

        Section 10.06.    Payments Set Aside.    To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

        Section 10.07.    Successors and Assigns.    (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d) , (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) and Section 10.07(h) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b)   Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of any Term Loans, unless each of the Administrative Agent and, so long as no Event of Default in respect of Section 8.01(a) or (f) has occurred and is continuing and except for assignments in connection with the primary syndication of the Facilities, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (x) apply to rights in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis; (iii) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Revolving Credit Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); (iv) the parties (other than the Borrower unless its consent to such assignment is required hereunder) to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee (x) the Borrower shall have no obligation to pay except as required in Section 3.07 and (y) may be waived by the Administrative Agent in its discretion); and (v) the assigning Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

        (c)   The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        (d)   Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

        (e)   A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent and such Participant complies with Section 10.15 as if such Participant were a Lender under Section 10.15. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

        (f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        (g)   Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an "SPC") the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

        (h)   Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee is an Eligible Assignee which has complied with the requirements of Section 10.07(b)), and (iii) no Lender may create a security interest in favor of Highland Capital Management L.P. or any of its Affiliates or Subsidiaries.

        (i)    Notwithstanding anything to the contrary contained herein, Bank of America may, upon thirty (30) days' notice to the Borrower and the Lenders, resign as L/C Issuer and/or Swing Line Lender; provided that on or prior to the expiration of such 30-day period with respect to Bank of America's resignation as L/C Issuer, Bank of America shall have identified a successor L/C Issuer reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be, except as expressly provided above. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

        Section 10.08.    Confidentiality.    Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that the Agent or Lender that discloses any Information pursuant to this clause (c) shall provide the Borrower prompt notice of such disclosure; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, "Information" means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.

        Section 10.09.    Setoff.    In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan

Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary that is not a Loan Party constitute security, or shall the proceeds of such assets be available for, payment of the Obligations of the Borrower or any Domestic Subsidiary, it being understood that (a) the Equity Interests of any Foreign Subsidiary that is not a Loan Party do not constitute such an asset and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrower's obligations to make any mandatory prepayment pursuant to Section 2.05(b)(ii).

        Section 10.10.    Interest Rate Limitation.    Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

        Section 10.11.    Counterparts.    This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

        Section 10.12.    Integration.    This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

        Section 10.13.    Survival of Representations and Warranties.    All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding except as set forth in Section 2.03(g).

        Section 10.14.    Severability.    If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 10.15.    Tax Forms.    (a) (i) Each Lender and Agent that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code (each, a "Foreign Lender") shall deliver to the Borrower and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Closing Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a "bank" as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower with the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Borrower and the Administrative Agent such additional duly and properly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

           (ii)  Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed, properly completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed, properly completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

          (iii)  The Borrower shall not be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any Foreign Lender with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits pursuant to this Section 10.15(a), (B) any Foreign Lender if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a), or (C) any U.S. Lender if such U.S. Lender shall have failed to satisfy the provisions of Section 10.15(b); provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) or Section 10.15(b), as applicable, on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) or Section 10.15(b) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

          (iv)  The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

        (b)   Each Lender and Agent that is a "United States person" within the meaning of Section 7701(a)(30) of the Code (each, a "U.S. Lender") shall deliver to the Administrative Agent and the Borrower two duly signed, properly completed copies of IRS Form W-9 on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or any successor form. If such U.S. Lender fails to deliver such forms, then the Administrative Agent may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding tax imposed by the Code and the Borrower shall not be liable for any additional amounts with respect to such withholding.

        (c)   If any Governmental Authority asserts that the Borrower or the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Foreign Lender or U.S. Lender, such Foreign Lender or U.S. Lender shall indemnify the Borrower and the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Borrower and the Administrative Agent under this Section 10.15, and costs and expenses (including Attorney Costs) of the Borrower and the Administrative Agent. The obligation of the Foreign Lenders or U.S. Lenders, severally, under this Section 10.15 shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

        Section 10.16.    Governing Law.    (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        (b)   ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER

CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

        Section 10.17.    Waiver of Right to Trial by Jury.    EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        Section 10.18.    Binding Effect.    This Agreement shall become effective when it shall have been executed by the Borrower and Holdings and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and the L/C Issuer that each such Lender, Swing Line Lender and the L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04

        Section 10.19.    USA Patriot Act Notice.    Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

REFCO FINANCE HOLDINGS LLC
By:	/s/ SCOTT JAECKEL
	Name:	Scott Jaeckel
	Title:	Treasurer
NEW REFCO GROUP LTD., LLC
By:	/s/ SCOTT A. SCHOEN
	Name:	Scott A. Schoen
	Title:	President
BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ W. THOMAS BARNETT
	Name:	W. Thomas Barnett
	Title:	Managing Director
BANK OF AMERICA, N.A., as Lender, L/C Issuer and Swing Line Lender
By:	/s/ W. THOMAS BARNETT
	Name:	W. Thomas Barnett
	Title:	Managing Director
CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Lender and as Syndication Agent
By:	/s/ ROBERT HETU
	Name:	Robert Hetu
	Title:	Director
By:	/s/ JOSHUA PARRISH
	Name:	Joshua Parrish
	Title:	Associate
DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender
By:	/s/ SUSAN L. LEFEVRE
	Name:	Susan L. LeFevre
	Title:	Director
DEUTSCHE BANK SECURITIES INC., as Documentation Agent
By:	/s/ JEFF OGDEN
	Name:	Jeff Ogden
	Title:	MD
ING CAPITAL LLC
By:	/s/ KUNDUCK MOON
	Name:	Kunduck Moon
	Title:	Managing Director

HSBC BANK USA, N.A.
By:	/s/ PAUL M. LOPEZ
	Name:	Paul M. Lopez
	Title:	Senior Vice President
HARRIS TRUST AND SAVINGS BANK
By:	/s/ STEVEN J. TURLEY
	Name:	Steven J. Turley
	Title:	Managing Director
KZH CRESCENT-3 LLC
By:	/s/ HI HUA
	Name:	Hi Hua
	Title:	Authorized Agent
KZH CYPRESSTREE-1 LLC
By:	/s/ HI HUA
	Name:	Hi Hua
	Title:	Authorized Agent
KZH STERLING LLC
By:	/s/ HI HUA
	Name:	Hi Hua
	Title:	Authorized Agent

SCHEDULE 2.01

COMMITMENTS

Lender	Revolving Credit Commitment	Term Commitment	Total Commitment
Bank of America, N.A.	$10,000,000	$759,750,000	$769,750,000
Credit Suisse First Boston, acting through its Cayman Islands Branch	15,000,000	0	15,000,000
Deutsche Bank Trust Company Americas	10,000,000	3,500,000	13,500,000
ING Capital LLC	15,000,000	15,000,000	30,000,000
HSBC Bank USA, N.A.	10,000,000	10,000,000	20,000,000
Harris Trust and Savings Bank	15,000,000	5,000,000	20,000,000
KZH Crescent-3 LLC		1,000,000	1,000,000
KZH CypressTree-1 LLC		3,600,000	3,600,000
KZH Sterling LLC		2,150,000	2,150,000

Total	$75,000,000	$800,000,000	$875,000,000

SCHEDULE 10.02

BORROWER:

Refco Group Ltd. LLC                        ]
One World Financial Center
200 Liberty Street, 23rd Floor
New York, NY 10281
Attention: Robert C. Trosten
Telephone: (212) 693-6526
Facsimile: (212) 693-6524
Electronic Mail: rtrosten@refco.com

ADMINISTRATIVE AGENT:

Administrative Agent's Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.
101 N. Tryon Street
Mail Code: NC-001-15-04
Charlotte, NC 28255-001
Attention: James Young
Telephone: (704) 386-9372
Facsimile: (704) 409-0030
Electronic Mail: james.d.young@bankofamerica.com

Bank of America, New York, NY
Account No.: 1366212250600
Ref: Refco Finance Holdings
ABA# 026009593

Other Notices as Administrative Agent:

Bank of America, N.A.
Agency Management
1455 Market Street, 5th Floor
Mail Code: CA5-701-05-19
San Francisco, CA 94103
Attention: Liliana Claar
Telephone: (415) 436-2770
Facsimile: (415) 503-5003
Electronic Mail: liliana.claar@bankofamerica.com

With a cc to:

Bank of America, N.A.
Charlotte PM Office
100 N. Tryon Street
Mail Code: NC1-007-13-06
Charlotte, NC 28255-001
Attention: W. Thomas Barnett
Telephone: (704) 387-1009

Facsimile: (704) 386-9607
Electronic Mail: w.thomas.Barnett@bankofamerica.com

L/C ISSUER:

Bank of America, N.A.
Trade Operations-Los Angeles #22621
333 S. Beaudry Avenue, 19th Floor
Mail Code: CA9-703-19-23
Los Angeles, CA 90017-1466
Attention: Sandra Leon
Telephone: (213) 345-5231
Facsimile: (213) 345-6694
Electronic Mail: sandra.leon@bankofamerica.com

SWING LINE LENDER:

Bank of America, N.A.
101 N. Tryon Street
Mail Code: NC1-001-15-04
Charlotte, NC 28255-001
Attention: James Young
Telephone: (704) 386-9372
Facsimile: (704) 409-0030
Electronic Mail: james.d.young@bankofamerica.com

Bank of America, New York, NY
Account No.: 1366212250600
Ref: Refco Finance Holdings
ABA# 026009593

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                        ,

To:
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

        Reference is made to the Credit Agreement dated as of                        , 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement"; the terms defined therein being used herein as therein defined), among Refco Finance Holdings LLC, a Delaware limited liability company, New Refco Group Ltd., LLC, a Delaware limited liability company, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and the other Agents named therein.

        The undersigned hereby requests (select one):

        ☐ A Borrowing of Loans        ☐ A conversion or continuation of Loans

1.	On	(a Business Day).
2.	In the amount of	.
3.	Comprised of	[Class and Type of Loan requested]	.

4.	For Eurodollar Rate Loans: with an Interest Period of	months.

        [The Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Agreement.]*

[REFCO FINANCE HOLDINGS LLC/ REFCO GROUP LTD., LLC]
By:
Name:
Title:

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                        ,

To:
Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of                        , 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement"; the terms defined therein being used herein as therein defined), among Refco Finance Holdings LLC, a Delaware limited liability company, New Refco Group Ltd., LLC, a Delaware limited liability company, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and the other Agents named therein.

        The undersigned hereby requests a Swing Line Loan:

1.	On	(a Business Day).

2.	In the amount of $	.

        The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

REFCO GROUP LTD., LLC
By:
Name:
Title:

EXHIBIT C-1

FORM OF TERM NOTE

        FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to                        or its registered assigns (the "Term Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Term Loan made by the Term Lender to the Borrower under that certain Credit Agreement, dated as of                        , 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement"; the terms defined therein being used herein as therein defined), among Refco Finance Holdings LLC, a Delaware limited liability company, New Refco Group Ltd., LLC, a Delaware limited liability company, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and the other Agents named therein.

        The Borrower promises to pay interest on the aggregate unpaid principal amount of each Term Loan made by the Term Lender to the Borrower under the Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Term Lender in Dollars in immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

        This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Parent Guaranty and the Subsidiary Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loans made by the Term Lender shall be evidenced by one or more loan accounts or records maintained by the Term Lender in the ordinary course of business. The Term Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

        The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

        THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

REFCO GROUP LTD., LLC
By:
Name:
Title:

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Term Loan Made	Amount of Term Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

        FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to                        or registered assigns (the "Revolving Credit Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Revolving Credit Loan from time to time made by the Revolving Credit Lender to the Borrower under that certain Credit Agreement, dated as of                        , 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement"; the terms defined therein being used herein as therein defined), among Refco Finance Holdings LLC, a Delaware limited liability company, New Refco Group Ltd., LLC, a Delaware limited liability company, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and the other Agents named therein.

        The Borrower promises to pay interest on the aggregate unpaid principal amount of each Revolving Credit Loan from time to time made by the Revolving Credit Lender to the Borrower under the Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent (or, in the case of Swing Line Loans, to the Swing Line Lender) for the account of the Revolving Credit Lender in Dollars and in immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

        This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Revolving Credit Lender shall be evidenced by one or more loan accounts or records maintained by the Revolving Credit Lender in the ordinary course of business. The Revolving Credit Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

        The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

[The remainder of this page intentionally left blank]

        THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

REFCO GROUP LTD., LLC
By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:	,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

        Reference is made to that certain Credit Agreement, dated as of August 5, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement", the terms defined herein being used as therein defined), among Refco Finance Holdings LLC, a Delaware limited liability company (the "Borrower"), New Refco Group Ltd., LLC, a Delaware limited liability company, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and the other Agents named therein.

        The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                          of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

        [Use following paragraph 1 for fiscal year-end financial statements]

        1.     Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

        [Use following paragraph 1 for fiscal quarter year-end financial statements]

        1.     Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

        2.     The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review of the activities of the Borrower during such fiscal period.

[select one:]

        [To the knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

-or-

        [The following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

        3.     The representations and warranties of the Borrower contained in Article 5 of the Agreement, or which are contained in any Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

        4.     The financial covenant analyses and information set forth on Schedule 2 attached hereto are delivered in compliance with Section 6.02(b).

        5.     Attached hereto as Schedule 3 are (a) a report identifying all owned real property disposed of by any Loan Party or any of its Restricted Subsidiaries since the delivery of the last supplements and a list and description of all real property acquired or leased since the delivery of the last supplements (including, in the case of owned real property, the street address (if available), county or other relevant jurisdiction, state and the record owner), (b) a description of all events, conditions or circumstances during the fiscal quarter ended as of the above date requiring a mandatory prepayment under Section 2.05(b) of the Agreement, (c) a list of each Subsidiary (if any) that is an Unrestricted Subsidiary as of the date of this Compliance Certificate, and (d) a list of each Subsidiary that is a Designated Regulated Subsidiary as of the date this Compliance Certificate that was not identified as such in the immediately preceding Compliance Certificate delivered pursuant to Section 6.02 of the Agreement, in each case required by Section 6.02(f) of the Agreement.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                         .

REFCO GROUP LTD., LLC
By:
Name:
Title:

For the Quarter/Year ended                          ("Statement Date")

SCHEDULE 2
to the Compliance Certificate
($ in 000's)

I.	Section 7.11(a)—Leverage Ratio
	A.	Consolidated EBITDA
		1.	Consolidated Net Income		$

		2.	The Sum of, with duplication
			(i)	Refco Interest Expense with respect to Consolidated Funded Indebtedness,	$

			(ii)	Income, franchise and similar taxes and any tax distributions permitted to be made pursuant to Section 7.06(h)(i) and Section 7.06(h)(ii) ,	$

			(iii)	Depreciation and amortization expense,	$

			(iv)	Letter of credit fees,	$

			(v)	Non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options to employees of Holdings, the Borrower or any of their respective Subsidiaries pursuant to a written plan or agreement or the treatment of such options under variable plan accounting,	$

			(vi)	All extraordinary charges,	$

			(vii)	Non-cash amortization of financing costs of such Person and its Subsidiaries,	$

			(viii)	cash expenses incurred in connection with the Transaction or, to the extent permitted hereunder, any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (in each case, whether or not consummated),	$

			(ix)	Any losses realized upon the disposition of property or assets outside of the ordinary course of business,	$

			(x)	To the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition,	$

			(xi)	To the extent covered by insurance, expenses with respect to liability or casualty events or business interruption,	$

			(xii)	Management fees permitted under Section 7.08(d),	$

			(xiii)	Any non-cash purchase accounting adjustment and any step-ups with respect to re-valuing assets and liabilities in connection with the Transaction or any Investment permitted under Section 7.02,	$

			(xiv)	Non-cash losses from Joint Ventures and non-cash minority interest reductions,	$

	(xv)	Fees and expenses in connection with exchanges or refinancings permitted by Section 7.14,	$

	(xvi)	(A) non-cash, non-recurring charges with respect to employee severance, (B) other non-cash, non-recurring charges so long as such charges described in this clause (B) do not result in a cash charge in a future period, and (C) cash charges so long as such charges described in this clause (C) do not exceed (x) $25,000,000 in the aggregate during the term of this Agreement or (y) $15,000,000 during any fiscal year,	$

	(xvii)	Other expenses of such Person and its Subsidiaries reducing Consolidated Net Income which do not represent a cash item in such period or any future period,	$

	(xviii)	Fines, penalties, settlement payments or judgment payments with respect to (A) the Tradewinds litigation or (B) the SEC and/or the United States attorneys' investigation of the sale of stock of Sedona Corporation, to the extent that (x) the payments described in clauses (A) and (B) do not exceed $10,000,000 in the aggregate and are made on or prior to the first anniversary of the Closing Date or (y) the Borrower is indemnified for the payments described in clauses (A) and (B) pursuant to arrangements reasonably satisfactory to the Administrative Agent, and	$

	(xix)	The Net Cash Proceeds of any Permitted Equity Issuance to the Equity Investors in an amount equal to the amount necessary to ensure that the Borrower is in compliance with the covenants set forth in Section 7.11 for such period, solely to the extent that such Net Cash Proceeds (A) are actually received by the Borrower (including through capital contribution of such Net Cash Proceeds by Holdings to the Borrower) no later than twenty (20) Business Days after the date of delivery of such Compliance Certificate and (B) are Not Otherwise Applied; provided that any infusion of equity pursuant to a Notice of Intent to Make an Equity Infusion shall not be made more than twice in any twelve (12)-month period;	$

Total			$

3.	The amount which, in determination of Consolidated Net Income, has been included for:
	(i)	(A) non-cash income during such period (other than with respect to cash actually received) and (B) all extraordinary gains, and
	(ii)	any gains realized upon the disposition of property outside of the ordinary course of business	$

	4.	Unrealized losses/gains in respect of Refco Swap Contracts, all as determined in accordance with GAAP		$

	5.	Consolidated EBITDA for four consecutive fiscal quarters ending on the above date ("Subject period") (Line I.A.1 + Total for I.A.2 — Line I.A.3 (+/-) Line I.A.4)		$

B.	Adjusted Consolidated Funded Indebtedness (net of Cash On Hand) at Statement Date
	1.	The sum of, without duplication:
		(i)	All obligations of such Person for borrowed money,	$

		(ii)	All obligations of such Person evidenced by bonds, debentures, notes or similar instruments,	$

		(iii)	All obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than accrued expenses and trade debt incurred in the ordinary course of business) which would appear in the liabilities section of the balance sheet of such Person (but excluding any earn-outs to the extent (a) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (b) amounts to be applied to the payment thereof are in escrow),	$

		(iv)	All Consolidated Funded Indebtedness of others secured by any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed,	$

		(v)	All Guarantees of such Person with respect to Consolidated Funded Indebtedness of another Person,	$

		(vi)	The implied principal component of all obligations of such Person under Capitalized Leases,	$

		(vii)	All drafts drawn (to the extent unreimbursed) under standby letters of credit issued or bankers' acceptances facilities created for the account of such Person,	$

		(viii)	Unless the holder thereof is a Loan Party or, if the issuer thereof is a Subsidiary of Holdings which is not a Loan Party, any other Subsidiary of Holdings, all Disqualified Equity Interests convertible into Indebtedness and issued by such Person from and after the date on which they are so converted, and	$

		(ix)	The Consolidated Funded Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Consolidated Funded Indebtedness is recourse to such Person.	$

The term "Consolidated Funded Indebtedness" shall not be deemed to include (A) GP Obligations, (B) any Customer Financings, (C) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of the applicable Person, (D) any earn-out obligation that appears in the liabilities section of the balance sheet of the applicable Person to the extent (1) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (2) amounts to be applied to the payment thereof are in escrow, (E) any deferred compensation arrangements or (F) any non compete or consulting obligations incurred in connection with Permitted Acquisitions and (ii) the amount of Consolidated Funded Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount or the fair market value of such identified asset, as the case may be.
	2.	Total Consolidated Funded Indebtedness	$

C.	Leverage Ratio (Line I.A.5 ÷ Line I.B.2)			: 1.00

  Maximum permitted:

Fiscal Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2005	Not applicable	Not applicable	6.50:1	6.25:1
2006	6.25:1	6.00:1	6.00:1	5.50:1
2007	5.50:1	5.25:1	5.25:1	5.00:1
2008	5.00:1	4.75:1	4.75:1	4.25:1
2009	4.25:1	4.25:1	4.25:1	3.50:1
2010	3.50:1	3.50:1	3.50:1	3:00:1
2011	3.00:1	3.00:1	3.00:1	3:00:1
2012	3.00:1	3.00:1	3.00:1	Not applicable
II.	Section 7.11(b)—Interest Coverage Ratio
	A.	Consolidated EBITDA (Line I.A.5 above)		$

	B.	Consolidated Interest Charges for Subject Period:
The amount payable in cash with respect to:
		1.	Refco Interest Expense with respect to Consolidated Funded Indebtedness, minus	$

		2.	Interest Income with respect to Cash on Hand earned during the Statement Period	$

		Total		$

	C.	Interest Coverage Ratio (Line II.A + Line II.B)			:1.00

  Minimum required:

Fiscal Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2005	Not applicable	Not applicable	2.15:1	2.15:1
2006	2.15:1	2.15:1	2.15:1	2.25:1
2007	2.25:1	2.25:1	2.25:1	2.45:1
2008	2.45:1	2.45:1	2.45:1	2.70:1
2009	2.70:1	2.70:1	2.70:1	3.00:1
2010	3.00:1	3.00:1	3.00:1	3.00:1
2011	3.00:1	3.00:1	3.00:1	3.00:1
2012	3.00:1	3.00:1	3.00:1	Not applicable

SCHEDULE 3
to the Compliance Certificate
(Items required by Section 6.02(f) of the Agreement)

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

        This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

        For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions as set forth in Annex 1 hereto and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, Guaranties and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:	[and is an
Affiliate/Approved Fund of [identify Lender]]
3.	Borrower:	REFCO GROUP LTD., LLC, a Delaware limited liability company
4.	Administrative Agent:	BANK OF AMERICA, N.A., as the administrative agent under the Credit Agreement
5.	Credit Agreement:
The Credit Agreement, dated as of , 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the terms defined therein being used herein as therein defined), among Refco Finance Holdings LLC, a Delaware limited liability company, New Refco Group Ltd., LLC, a Delaware limited liability company, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and the other Agents named therein.
6.	Assigned Interest:
Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans		CUSIP Number
Revolving Credit Facility				%
Term Loans				%

7.	Trade Date:

Effective Date:                        , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

        The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:
ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:
[Consented to and] Accepted:
BANK OF AMERICA, N.A., as Administrative Agent
By:
Title:
[Consented to:]
[BANK OF AMERICA, N.A., as L/C Issuer and Swing Line Lender
By: ]
Title:
[Consented to:
REFCO GROUP LTD., LLC
By: ]
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

        1.    Representations and Warranties.

        1.1.    Assignor.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) the sale and assignment of the Assigned Interest is made by this Assignment and Assumption in accordance with the terms and conditions contained in the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates, or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates, or any other Person of any of their respective obligations under any Loan Document.

        1.2.    Assignee.    The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

        2.    Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

        3.    General Provisions.    This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

        4.    GOVERNING LAW.    THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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  Exhibit 10.8